SCHEDULE 14A INFORMATION

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AUTOZONE, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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AUTOZONE, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS DECEMBER 14, 2016

What:	Annual Meeting of Stockholders

When:	December 14, 2016, 8:00 a.m. Central Standard Time

Where:	J. R. Hyde III Store Support Center

123 South Front Street

Memphis, Tennessee

Stockholders

will vote regarding:

•	Election of eleven directors

•	Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the 2017 fiscal year

•	Approval of AutoZone, Inc. Sixth Amended and Restated Executive Stock Purchase Plan

•	Advisory vote on executive compensation

•	The transaction of other business that may be properly brought before the meeting

Record Date:	Stockholders of record as of October 17, 2016, may vote at the meeting.

By order of the Board of Directors,

Kristen C. Wright

Secretary

Memphis, Tennessee

October 24, 2016

We encourage you to vote by telephone or Internet, both of which are convenient,

cost-effective and reliable alternatives to returning your proxy card by mail.

AutoZone, Inc.

123 South Front Street

Memphis, Tennessee 38103

Proxy Statement

for

Annual Meeting of Stockholders

December 14, 2016

The Meeting

The Annual Meeting of Stockholders of AutoZone, Inc. will be held at AutoZone’s offices, the J. R. Hyde III Store Support Center, 123 South Front Street, Memphis, Tennessee, at 8:00 a.m. CST on December 14, 2016.

About this Proxy Statement

Our Board of Directors has sent you this Proxy Statement to solicit your vote at the Annual Meeting. This Proxy Statement contains important information for you to consider when deciding how to vote on the matters brought before the Meeting. Please read it carefully.

In this Proxy Statement:

•	“AutoZone,” “we,” “us,” and “the Company” mean AutoZone, Inc.

•

“Annual Meeting” or “Meeting” means the Annual Meeting of Stockholders to be held on December 14, 2016, at 8:00 a.m. CST at the J. R. Hyde III Store Support Center, 123 South Front Street, Memphis, Tennessee.

•	“Board” means the Board of Directors of AutoZone, Inc.

AutoZone will pay all expenses incurred in this proxy solicitation. We also may make additional solicitations in person, by telephone, facsimile, e-mail, or other forms of communication. Brokers, banks, and others who hold our stock for beneficial owners will be reimbursed by us for their expenses related to forwarding our proxy materials to the beneficial owners.

This Proxy Statement is first being sent or given to security holders on or about October 24, 2016.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON DECEMBER 14, 2016. This Proxy Statement and the annual report to security holders are available at  www.autozoneinc.com.

Information about Voting

What matters will be voted on at the Annual Meeting?

At the Annual Meeting, stockholders will be asked to vote on the following proposals:

1. to elect eleven directors;

2. to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the 2017 fiscal year;

3. to approve the AutoZone, Inc. Sixth Amended and Restated Executive Stock Purchase Plan; and

4. to approve an advisory vote on executive compensation

Stockholders also will transact any other business that may be properly brought before the Meeting.

Who is entitled to vote at the Annual Meeting?

The record date for the Annual Meeting is October 17, 2016. Only stockholders of record at the close of business on that date are entitled to attend and vote at the Annual Meeting. The only class of stock that can be voted at the Meeting is our common stock. Each share of common stock is entitled to one vote on all matters that come before the Meeting. At the close of business on the record date, October 17, 2016, we had 28,861,394 shares of common stock outstanding.

How do I vote my shares?

You may vote your shares in person or by proxy:

By Proxy:    You can vote by telephone, on the Internet or by mail. We encourage you to vote by telephone or Internet, both of which are convenient, cost-effective, and reliable alternatives to returning your proxy card by mail.

1. By Telephone:    You may submit your voting instructions by telephone by following the instructions printed on the enclosed proxy card. If you submit your voting instructions by telephone, you do not have to mail in your proxy card.

2. On the Internet:    You may vote on the Internet by following the instructions printed on the enclosed proxy card. If you vote on the Internet, you do not have to mail in your proxy card.

3. By Mail:    If you properly complete and sign the enclosed proxy card and return it in the enclosed envelope, it will be voted in accordance with your instructions. The enclosed envelope requires no additional postage if mailed in the United States.

In Person:    You may attend the Annual Meeting and vote in person. If you are a registered holder of your shares (if you hold your stock in your own name), you need only to attend the Meeting. However, if your shares are held in an account by a broker, you will need to present a written consent from your broker permitting you to vote the shares in person at the Annual Meeting.

How will my vote be counted?

Your vote for your shares will be cast as you indicate on your proxy card. If you sign your card without indicating how you wish to vote, your shares will be voted FOR our nominees for director, FOR Ernst & Young LLP as independent registered public accounting firm, FOR the AutoZone, Inc. Sixth Amended and Restated Executive Stock Purchase Plan, FOR the advisory vote on executive compensation, and in the proxies’ discretion on any other matter that may properly be brought before the Meeting or any adjournment of the Meeting.

The votes will be tabulated and certified by our transfer agent, Computershare. A representative of Computershare will serve as the inspector of election.

Can I change my vote after I submit my proxy?

Yes, you may revoke your proxy at any time before it is voted at the Meeting by:

•	giving written notice to our Secretary that you have revoked the proxy, or

•	providing a later-dated proxy.

Any written notice should be sent to the Secretary at 123 South Front Street, Dept. 8074, Memphis, Tennessee 38103.

How many shares must be present to constitute a quorum for the Meeting?

Holders of a majority of the shares of the voting power of the Company’s stock must be present in person or by proxy in order for a quorum to be present. If a quorum is not present at the scheduled time of the Annual Meeting, we may adjourn the Meeting, without notice other than announcement at the Meeting, until a quorum is present or represented. Any business which could have been transacted at the Meeting as originally scheduled can be conducted at the adjourned meeting.

Corporate Governance Matters

Independence

How many independent directors does AutoZone have?

Our Board of Directors has determined that ten of our current eleven directors are independent: Douglas H. Brooks, Linda A. Goodspeed, Sue E. Gove, Earl G. Graves, Jr., Enderson Guimaraes, J. R. Hyde, III, D. Bryan Jordan, W. Andrew McKenna, George R. Mrkonic, Jr., and Luis P. Nieto, Jr. All of these directors meet the independence standards of our Corporate Governance Principles and the New York Stock Exchange listing standards.

How does AutoZone determine whether a director is independent?

In accordance with AutoZone’s Corporate Governance Principles, a director is considered independent if the director meets the independence requirements of the applicable New York Stock Exchange listing standards, and, with respect to the Audit Committee, the applicable Securities & Exchange Commission rules.

In determining the independence of our directors, the Board considers relationships involving directors and their immediate family members that are relevant under applicable laws and regulations, the listing standards of the New York Stock Exchange, and the standards contained in our Corporate Governance Principles. The Board relies on information from Company records and questionnaires completed annually by each director.

As part of its most recent independence determinations, the Board noted that AutoZone does not have, and did not have during fiscal 2016, significant commercial relationships with companies at which Board members served as officers or directors, or in which Board members or their immediate family members held an aggregate of 10% or more direct or indirect interest.

The Board considered the fact that Mr. Jordan is the Chairman of the Board, President and Chief Executive Officer and a member of the board of directors of First Horizon National Corporation, parent company of First Tennessee Bank, which

•	participates in one of AutoZone’s supplier confirmed receivables programs (under which some AutoZone vendors are borrowers, but AutoZone is not);

•	has established a Daylight Overdraft line which allows AutoZone to make large payments early in the morning creating a “daylight” overdraft which is rectified at the end of the day;

•	acts as Trustee for AutoZone’s pension plan;

•	offers brokerage services to AutoZone employees exercising stock options, and

•	holds various AutoZone deposit accounts.

During fiscal 2016, First Horizon National Corporation did business with AutoZone in arm’s length transactions which were not, individually or cumulatively, material to either AutoZone or First Horizon National Corporation and which did not materially benefit Mr. Jordan, either directly or indirectly.

The Board also considered the fact that Mr. Brooks is a member of the board of directors of Southwest Airlines. During fiscal 2016, AutoZone purchased airline tickets from Southwest Airlines which were not, individually or cumulatively, material to either AutoZone or Southwest Airlines and which did not materially benefit Mr. Brooks, either directly or indirectly.

The Board also reviewed donations made by the Company to not-for-profit organizations with which Board members or their immediate family members were affiliated by membership or service or as directors or trustees.

Based on its review of the above matters, the Board determined that none of Messrs. Brooks, Graves, Guimaraes, Hyde, Jordan, McKenna, Mrkonic, or Nieto or Ms. Goodspeed or Gove has a material relationship with the Company and that all of them are independent within the meaning of the AutoZone Corporate Governance Principles and applicable law and listing standards.  The Board also determined that Mr. Rhodes is not independent since he is an employee of the Company.

Board Leadership Structure

Our Board believes that having a combined Chairman/CEO, independent members and chairs for each of our Board committees and an independent Lead Director currently provides the best board leadership structure for AutoZone. This structure, together with our other corporate governance practices, provides strong independent oversight of management while ensuring clear strategic alignment throughout the Company. Our Lead Director is a non-employee director who is elected by the Board. Earl G. Graves, Jr., a director since 2002, currently serves as our Lead Director.

Our Lead Director:

•	Chairs Board meetings when the Chairman is not present, including presiding at all executive sessions of the Board (without management present) at every regularly scheduled Board meeting;

•	Works with management to determine the information and materials provided to Board members;

•	Approves Board meeting agendas, schedules and other information provided to the Board;

•	Consults with the Chairman on such other matters as are pertinent to the Board and the Company;

•	Has the authority to call meetings of the independent directors;

•	Is available for direct communication and consultation with major shareholders upon request; and

•	Serves as liaison between the Chairman and the independent directors.

Board Risk Oversight

Oversight of risk management is a responsibility of the Board of Directors and is an integral part of the Board’s oversight of AutoZone’s business. AutoZone’s management takes a variety of calculated risks in order to enhance Company performance and shareholder value. The primary responsibility for the identification, assessment and management of the various risks resides with AutoZone’s management. The Board of Directors is primarily responsible for ensuring that management has established and adequately resourced processes for identifying and preparing the Company to manage risks effectively. Additionally, the Board reviews the Company’s principal strategic and operating risks as part of its regular discussion and consideration of AutoZone’s strategy and operating results. The Board also reviews periodically with the General Counsel legal matters that may have a material adverse impact on the Company’s financial statements, the Company’s compliance with laws, and any material reports received from regulatory agencies.

The Audit Committee is involved in the Board’s oversight of risk management. At each of its regular meetings, the Audit Committee reviews the Company’s major financial exposures and the steps management has taken to identify, assess, monitor, control, remediate and report such exposures. The Audit Committee, along with management, also evaluates the effectiveness of the risk avoidance and mitigation processes in place. Such risk-related information is then summarized, reported and discussed at each quarterly Board of Directors meeting.

To assist with risk management and oversight, AutoZone has adopted the concept of enterprise risk management (“ERM”) using the framework issued in 2004 by the Committee of Sponsoring Organizations of the Treadway Commission. The Company’s Vice President of Internal Audit, who reports directly to the Audit Committee, has been charged with leading the Company’s ERM processes with the assistance of Company management. The Vice President of Internal Audit presents to the Audit Committee a comprehensive review of the Company’s ERM processes annually. This presentation includes an overview of all significant risks that have been identified and assessed and the strategies developed by management for managing such risks. The Vice President of Internal Audit leads open discussions with the Audit Committee members to analyze the significance of the risks identified and to verify that the list is all-inclusive. Company management is also involved in these discussions to ensure that the Board gains a full understanding of the risks and the strategies that management has implemented to manage the risks.

Other Board committees also consider significant risks within their areas of responsibility. The Compensation Committee considers risk in connection with the design of AutoZone’s compensation programs. The Nominating and Corporate Governance Committee oversees risks related to the Company’s governance policies and practices.

Corporate Governance Documents

Our Board of Directors has adopted Corporate Governance Principles; charters for its Audit, Compensation, and Nominating & Corporate Governance Committees; a Code of Business Conduct & Ethics for directors, officers and employees of AutoZone; and a Code of Ethical Conduct for Financial Executives. Each of these documents is available on our corporate website at www.autozoneinc.com and is also available, free of charge, in print to any stockholder who requests it.

Meetings and Attendance

How many times did AutoZone’s Board of Directors meet during the last fiscal year?

During the 2016 fiscal year, the Board of Directors held four meetings.

Did any of AutoZone’s directors attend fewer than 75% of the meetings of the Board and their assigned committees?

All of our directors attended at least 75% of the meetings of the Board and their assigned committees during the fiscal year.

What is AutoZone’s policy with respect to directors’ attendance at the Annual Meeting?

As a general matter, all directors are expected to attend our Annual Meetings. At our 2015 Annual Meeting, all directors were present except for Enderson Guimaraes.

Do AutoZone’s non-management directors meet regularly in executive session?

The non-management members of our Board regularly meet in executive sessions in conjunction with each regularly scheduled Board meeting. Our Lead Director, Mr. Graves, presides at these sessions.

Committees of the Board

What are the standing committees of AutoZone’s Board of Directors?

AutoZone’s Board has three standing committees: Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee, each consisting only of independent directors.

Audit Committee

What is the function of the Audit Committee?

The Audit Committee is responsible for:

•	the integrity of the Company’s financial statements,

•	the independent auditor’s qualification, independence and performance,

•	the performance of the Company’s internal audit function, and

•	the Company’s compliance with legal and regulatory requirements.

The Audit Committee performs its duties by:

•

evaluating, appointing or dismissing, determining compensation for, and overseeing the work of the independent public accounting firm employed to conduct the annual audit, which reports to the Audit Committee;

•	pre-approving all audit and permitted non-audit services performed by the independent auditor, considering issues of auditor independence;

•	conducting periodic reviews with Company officers, management, independent auditors, and the internal audit function;

•

reviewing and discussing with management and the independent auditor the Company’s annual audited financial statements, quarterly financial statements, internal controls report and the independent auditor’s attestation thereof, and other matters related to the Company’s financial statements and disclosures;

•	overseeing the Company’s internal audit function;

•	reporting periodically to the Board and making appropriate recommendations; and

•	preparing the report of the Audit Committee required to be included in the annual proxy statement.

Who are the members of the Audit Committee?

The Audit Committee consists of Ms. Goodspeed, Ms. Gove, Mr. Jordan, Mr. McKenna (Chair), Mr. Mrkonic, and Mr. Nieto.

Are all of the members of the Audit Committee independent?

Yes, the Audit Committee consists entirely of independent directors under the standards of AutoZone’s Corporate Governance Principles and the listing standards of the New York Stock Exchange.

Does the Audit Committee have an Audit Committee Financial Expert?

The Board has determined that Ms. Goodspeed, Ms. Gove, Mr. Jordan, Mr. McKenna, Mr. Mrkonic and Mr. Nieto each meet the qualifications of an audit committee financial expert as defined by the Securities and Exchange Commission. All members of the Audit Committee meet the New York Stock Exchange definition of financial literacy.

How many times did the Audit Committee meet during the last fiscal year?

During the 2016 fiscal year, the Audit Committee held nine meetings.

Where can I find the charter of the Audit Committee?

The Audit Committee’s charter is available on our corporate website at www.autozoneinc.com and is also available, free of charge, in print to any stockholder who requests it.

Audit Committee Report

The Audit Committee of AutoZone, Inc. has reviewed and discussed AutoZone’s audited financial statements for the year ended August 27, 2016, with AutoZone’s management. In addition, we have discussed with Ernst & Young LLP, AutoZone’s independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 61, Communications with Audit Committees, as amended and as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T, the Sarbanes-Oxley Act of 2002, and the charter of the Committee.

The Committee also has received the written disclosures and the letter from Ernst & Young LLP required by the applicable requirements of the PCAOB regarding the firm’s communications with the Audit Committee concerning independence, and we have discussed with Ernst & Young LLP their independence from the Company and its management. The Committee has discussed with AutoZone’s management and the auditing firm such other matters and received such assurances from them as we deemed appropriate.

As a result of our review and discussions, we have recommended to the Board of Directors the inclusion of AutoZone’s audited financial statements in the annual report for the fiscal year ended August 27, 2016, on Form 10-K for filing with the Securities and Exchange Commission.

While the Audit Committee has the responsibilities and powers set forth in its charter, the Audit Committee does not have the duty to plan or conduct audits or to determine that AutoZone’s financial statements are complete, accurate, or in accordance with generally accepted accounting principles; AutoZone’s management and the independent auditor have this responsibility. Nor does the Audit Committee have the duty to assure compliance with laws and regulations and the policies of the Board of Directors.

W. Andrew McKenna (Chair)

Linda A. Goodspeed

Sue E. Gove

D. Bryan Jordan

George R. Mrkonic, Jr.

Luis P. Nieto

The above Audit Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report by reference therein.

Compensation Committee

What is the function of the Compensation Committee?

The Compensation Committee has the authority, based on its charter and the AutoZone Corporate Governance Principles, to:

•	review and approve AutoZone’s compensation objectives;

•	review and approve the compensation programs, plans, policies and awards for executive officers, including recommending equity-based plans for stockholder approval;

•	lead the independent directors in the evaluation of the performance of the Chief Executive Officer (“CEO”) in meeting established goals and objectives relevant to the compensation of the CEO;

•	act as administrator as may be required by AutoZone’s short- and long-term incentive plans and stock or stock-based plans; and

•	review the compensation of AutoZone’s non-employee directors from time to time and recommend to the full Board any changes that the Compensation Committee deems necessary.

The Compensation Committee may appoint subcommittees from time to time with such responsibilities as it may deem appropriate; however, the committee may not delegate its authority to any other persons.

AutoZone’s processes and procedures for the consideration and determination of executive compensation, including the role of the Compensation Committee and compensation consultants, are described in the “Compensation Discussion and Analysis” on page 22.

Who are the members of the Compensation Committee?

The Compensation Committee consists of Mr. Brooks, Ms. Goodspeed, Mr. Graves (Chair), Mr. McKenna, and Mr. Mrkonic, all of whom are independent directors under the standards of AutoZone’s Corporate Governance Principles and the listing standards of the New York Stock Exchange.

How many times did the Compensation Committee meet during the last fiscal year?

During the 2016 fiscal year, the Compensation Committee held three meetings.

Where can I find the charter of the Compensation Committee?

The Compensation Committee’s charter is available on our corporate website at www.autozoneinc.com and is also available, free of charge, in print to any stockholder who requests it.

Nominating and Corporate Governance Committee

What is the function of the Nominating and Corporate Governance Committee?

The Nominating and Corporate Governance Committee ensures that:

•	qualified candidates are presented to the Board of Directors for election as directors;

•	the Board of Directors has adopted appropriate corporate governance principles that best serve the practices and objectives of the Board of Directors; and

•	AutoZone’s Articles of Incorporation and By-Laws are structured to best serve the interests of the stockholders.

Who are the members of the Nominating and Corporate Governance Committee?

The Nominating and Corporate Governance Committee consists of Ms. Gove (Chair), Mr. Guimaraes, Mr. Jordan and Mr. Nieto, all of whom are independent directors under the standards of AutoZone’s Corporate Governance Principles and the listing standards of the New York Stock Exchange.

How many times did the Nominating and Corporate Governance Committee meet during the last fiscal year?

During the 2016 fiscal year, the Nominating and Corporate Governance Committee held three meetings.

Where can I find the charter of the Nominating and Corporate Governance Committee?

The Nominating and Corporate Governance Committee’s charter is available on our corporate website at www.autozoneinc.com and is also available, free of charge, in print to any stockholder who requests it.

Director Nomination Process

What is the Nominating and Corporate Governance Committee’s policy regarding consideration of director candidates recommended by stockholders? How do stockholders submit such recommendations?

The Nominating and Corporate Governance Committee’s policy is to consider director candidate recommendations from stockholders if they are submitted in writing to AutoZone’s Secretary in accordance with the procedure set forth in Article III, Section 1 of AutoZone’s Sixth Amended and Restated By-Laws (“By-Laws”), including biographical and business experience, information regarding the nominee and other information required by said Article III, Section 1. Copies of the By-Laws will be provided upon written request to AutoZone’s Secretary and are also available on AutoZone’s corporate website at www.autozoneinc.com.

What qualifications must a nominee have in order to be recommended by the Nominating and Corporate Governance Committee for a position on the Board?

The Board believes each individual director should possess certain personal characteristics, and that the Board as a whole should possess certain core competencies. Such personal characteristics are integrity and accountability, informed judgment, financial literacy, mature confidence, high performance standards, and passion. They should also have demonstrated the confidence to be truly independent, as well as be business savvy, have an owner orientation and have a genuine interest in AutoZone. Core competencies of the Board as a whole are accounting and finance, business judgment, management expertise, crisis response, industry knowledge, international markets, strategy and vision. These characteristics and competencies are set forth in more detail in AutoZone’s Corporate Governance Principles, which are available on AutoZone’s corporate website at www.autozoneinc.com.

How does the Nominating and Corporate Governance Committee identify and evaluate nominees for director?

Prior to each annual meeting of stockholders at which directors are to be elected, the Nominating and Corporate Governance Committee considers incumbent directors and other qualified individuals, if necessary, as potential director nominees. In evaluating a potential nominee, the Nominating and Corporate Governance Committee considers the personal characteristics described above, and also reviews the composition of the full Board to determine the areas of expertise and core competencies needed to enhance the function of the Board. The Nominating and Corporate Governance Committee may also consider other factors such as the size of the Board, whether a candidate is independent, how many other public company directorships a candidate holds, and the listing standards requirements of the New York Stock Exchange.

The Nominating and Corporate Governance Committee recognizes the importance of selecting directors from various backgrounds and professions in order to ensure that the Board as a whole has a variety of experiences and perspectives which contribute to a more effective decision-making process. The Board does not have a specific diversity policy, but considers diversity of race, ethnicity, gender, age, cultural background and professional experiences in evaluating candidates for Board membership.

The Nominating and Corporate Governance Committee uses a variety of methods for identifying potential nominees for director. Candidates may come to the attention of the Nominating and Corporate Governance Committee through current Board members, stockholders or other persons. The Nominating and Corporate Governance Committee may retain a search firm or other consulting firm from time to time to identify potential nominees. Nominees recommended by stockholders in accordance with the procedure described above, i.e., submitted in writing to AutoZone’s Secretary, accompanied by the biographical and business experience information regarding the nominee and the other information required by Article III, Section 1 of the By-Laws, will receive the same consideration as the Nominating and Corporate Governance Committee’s other potential nominees.

Procedure for Communication with the Board of Directors

How can stockholders and other interested parties communicate with the Board of Directors?

Stockholders and other interested parties may communicate with the Board of Directors by writing to the Board, to any individual director or to the non-management directors as a group c/o Secretary, AutoZone, Inc., 123 South Front Street, Dept. 8074, Memphis, Tennessee 38103. The Company’s General Counsel and Secretary will review all such correspondence and will forward correspondence that, in her opinion, deals with the function of the Board of Directors or that she otherwise determines requires the attention of any member, group or committee of the Board of Directors. Communications addressed to the Board of Directors or to the non-management directors as a group will be forwarded to the Chair of the Nominating and Corporate Governance Committee, and communications addressed to a committee of the Board will be forwarded to the chair of that committee.

Compensation of Directors

Director Compensation Table

This table shows the compensation paid to our non-employee directors during the 2016 fiscal year. No amounts were paid to our non-employee directors during the 2016 fiscal year that would be classified as “Option Awards,” “Non-Equity Incentive Plan Compensation,” “Changes in Pension Value and Nonqualified Deferred Compensation Earnings” or “All Other Compensation,” so these columns have been omitted from the table.

Name(1)	Fees Paid in Cash ($) (2)	Stock Awards ($) (3)	Total ($)
Douglas H. Brooks	78,750	124,997	203,747
Linda A. Goodspeed	20,000	214,998	234,998
Sue E. Gove	—	224,999	224,999
Earl G. Graves, Jr.	—	239,993	239,993
Enderson Guimaraes	—	204,997	204,997
J.R. Hyde, III	—	204,997	204,997
D. Bryan Jordan	—	214,998	214,998
W. Andrew McKenna	—	224,999	224,999
George R. Mrkonic, Jr.	—	214,998	214,998
Luis Nieto	87,500	124,997	212,497

(1)	William C. Rhodes, III, our Chairman, President and Chief Executive Officer, serves on the Board but does not receive any compensation for his service as a director. His compensation as an employee of the Company is shown in the Summary Compensation Table on page 34.

(2)	Under the Amended and Restated AutoZone, Inc. 2011 Equity Incentive Award Plan (the “Amended 2011 Equity Plan”), AutoZone’s non-employee directors receive their director compensation in the form of Restricted Stock Units, which are contractual rights to receive in the future a share of AutoZone stock. Upon timely election, non-employee directors may elect to receive $80,000 of the annual retainer fee, plus any additional fees, in the form of cash, paid in quarterly installments in advance (on January 1, April 1, July 1 and October 1 of each calendar year). This column represents the portion of the Director Compensation that was paid in cash and earned in fiscal year 2016.

(3)

The “Stock Awards” column represents the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for awards of Restricted Stock Units under the Amended 2011 Equity Plan during fiscal 2016. See Note B, Share-Based Payments, to our consolidated financial statements in our 2016 Annual Report for a discussion of our accounting for share-based awards and the assumptions used. The aggregate number of outstanding awards of common stock under the AutoZone, Inc. 2003 Director Compensation Plan

(“Stock Units”) and Restricted Stock Units held by each director at the end of fiscal 2016 are shown in the following footnote 4. See “Security Ownership of Management and Board of Directors” on page 12 for more information about our directors’ stock ownership.

(4)	As of August 27, 2016, each current non-employee director had the following aggregate number of outstanding Stock Units, Restricted Stock Units and stock options:

Name	Stock Units (#)	Restricted Stock Units (#)	Stock Options (#)
Douglas H. Brooks	—	791	—
Linda A. Goodspeed	—	1,193	—
Sue E. Gove	280	2,920	—
Earl G. Graves, Jr.	3,417	3,127	3,000
Enderson Guimaraes	—	1,632	—
J.R. Hyde, III	7,505	2,768	12,000
D. Bryan Jordan	—	1,209	—
W. Andrew McKenna	4,247	2,846	9,000
George R. Mrkonic, Jr.	1,405	2,844	—
Luis Nieto	1,136	2,426	—

Narrative Accompanying Director Compensation Table

AutoZone’s current director compensation program became effective January 1, 2016.

Annual Retainer Fees.    Non-employee directors receive an annual retainer fee of $205,000 (the “Annual Retainer”). The lead director and the chair of the Audit Committee each receive an additional fee (“Additional Fee”) of $20,000 annually, the chair of the Compensation Committee receives an Additional Fee of $15,000 per year, the chair of the Nominating and Corporate Governance Committee receives an Additional Fee of $10,000 per year, and the non-chair members of the Audit Committee each receive an Additional Fee of $10,000 per year (such Additional Fees, together with the Annual Retainer, the “Director Compensation”). There are no meeting fees.

Under the Amended 2011 Equity Plan, which replaced the AutoZone, Inc. 2011 Equity Incentive Award Plan (the “2011 Equity Plan”), non-employee directors receive Director Compensation in the form of Restricted Stock Units, which are contractual rights to receive in the future a share of AutoZone common stock. Upon timely delivery of an election form, a non-employee director may elect to receive $80,000 of the Annual Retainer plus any Additional Fees in the form of cash, paid in quarterly installments, with the remainder of the Annual Retainer paid in the form of Restricted Stock Units. All Restricted Stock Units are granted on January 1 of the applicable calendar year.

If a non-employee director is elected to the Board, or assumes a different position, after the beginning of a calendar quarter, he or she will receive the Annual Retainer and/or Additional Fees, prorated based on the number of days remaining in the calendar year, for Restricted Stock Units or quarter, for cash, as appropriate.

Restricted Stock Units become payable on the earlier to occur of (1) the fifth anniversary of the grant date, or (2) the date on which the non-employee director ceases to be a director (the “Payment Date”). Upon timely delivery of an election form, a non-employee director may elect to receive payment on the date on which he or she ceases to be a director. Restricted Stock Units are payable in shares of AutoZone common stock no later than the fifteenth day of the third month following the end of the tax year in which such Payment Date occurs.

Other Predecessor Plans

The AutoZone, Inc. Second Amended and Restated Director Compensation Plan and the AutoZone, Inc. Fourth Amended and Restated 1998 Director Stock Option Plan were terminated in December 2002 and were replaced by the AutoZone, Inc. First Amended and Restated 2003 Director Compensation Plan (the “2003 Director Compensation Plan”) and the AutoZone, Inc. First Amended and Restated 2003 Director Stock Option Plan (the “2003 Director Stock Option Plan”). The 2003 Director Compensation Plan and the 2003 Director Stock Option Plan were terminated in December 2010 and replaced by the 2011 Equity Plan. The 2011 Equity Plan was terminated in December 2015 and replaced with the Amended 2011 Equity Plan. However, grants made under those plans continue in effect under the terms of the grant made and are included in the aggregate awards outstanding shown above.

Stock Ownership Requirement

The Board has established a stock ownership requirement for non-employee directors. Each director is required to own AutoZone common stock and/or restricted stock units having a cumulative fair market value in an amount equal to three times the value of the base annual retainer payable pursuant to the Director Compensation Program within five years of joining the Board, and to maintain such ownership level thereafter. Exceptions to this requirement may only be made by the Board under compelling mitigating circumstances. Shares, Stock Units and Restricted Stock Units issued under the AutoZone, Inc. Second Amended and Restated Director Compensation Plan, the 2003 Director Compensation Plan, the 2011 Equity Plan and the Amended 2011 Equity Plan count toward this requirement. The in-the-money value of vested stock options does not count toward this requirement.

OTHER INFORMATION

Security Ownership of Management and Board of Directors

This table shows the beneficial ownership of common stock by each director, the Principal Executive Officer, the Principal Financial Officer and the other three most highly compensated executive officers, and all current directors and executive officers as a group. Unless stated otherwise in the notes to the table, each person named below has sole authority to vote and invest the shares shown.

Name of Beneficial Owner	Shares	Deferred Stock Units(1)	Options(2)	Restricted Stock Units(3)	Total	Ownership Percentage
Douglas H. Brooks	610	—	—	791	1,401	*
Linda A. Goodspeed	—	—	—	1,193	1,193	*
Sue E. Gove	58	280	—	2,920	3,258	*
Earl G. Graves, Jr.	—	3,417	3,000	3,127	9,544	*
Enderson Guimaraes	—	0	—	1,632	1,632	*
J. R. Hyde, III(4)	62,600	7,505	12,000	2,768	84,873	*
D. Bryan Jordan	240	0	—	1,209	1,449	*
W. Andrew McKenna	3,751	4,247	9,000	2,846	19,844	*
George R. Mrkonic, Jr.	—	1,405	—	2,844	4,249	*
Luis P. Nieto	—	1,136	—	2,426	3,562	*
William C. Rhodes, III(5)	47,248	—	152,162	—	199,410	*
William T. Giles	8,362	—	90,075	—	98,437	*
William W. Graves(6)	6,203	—	55,525	—	61,728	*
Mark A. Finestone(7)	4,188	—	47,925	—	52,113	*
Thomas B. Newbern	12,613	—	9,250	—	21,863	*
All current directors and executive officers as a group (24 persons)	154,800	17,990	550,289	21,756	744,835	2.6%

*	Less than 1%.

(1)	Includes shares that may be acquired immediately upon termination as a director by conversion of Stock Units.

(2)	Includes shares that may be acquired upon exercise of stock options either immediately or within 60 days of October 17, 2016.

(3)	Includes Restricted Stock Units that may be acquired within sixty (60) days of termination of service as a director.

(4)	Includes 25,000 shares pledged as security by Mr. Hyde. Does not include 2,000 shares owned by Mr. Hyde’s wife.

(5)	Includes 1,694 shares held as custodian for Mr. Rhodes’ children, 162 shares held as trustee of trusts for Mr. Rhodes’ children, 567 shares held as trustee of trusts for Mr. Rhodes’ nieces and nephews, 15,834 shares owned by a trust for Mr. Rhodes’ wife and 9,000 shares owned by a grantor retained annuity trust. Also includes 1,862 shares held by a charitable foundation for which Mr. Rhodes is president and a director and for which he shares investment and voting power.

(6)	Includes 3,600 shares owned by a grantor retained annuity trust.

(7)	Includes 102 shares held in trusts for Mr. Finestone’s children.

Security Ownership of Certain Beneficial Owners

The following entities are known by us to own more than five percent of our outstanding common stock:

Name and Address of Beneficial Owner	Shares	Ownership Percentage(1)
FMR LLC(2) 245 Summer Street Boston, MA 02210	3,456,561	12.0%
T. Rowe Price Associates, Inc.(3) P.O. Box 89000 Baltimore, MD 21289	3,346,627	11.6%
The Vanguard Group, Inc.(4) PO Box 2600, V26 Valley Forge, PA 19482	1,813,090	6.3%
Massachusetts Financial Services Co.(5) 111 Huntington Avenue, 24th Floor Boston, MA 02199	1,713,596	5.9%
Blackrock Institutional Trust Company, N.A.(6) 400 Howard Street San Francisco, CA 94105	1,539,275	5.3%

(1)	The ownership percentages are calculated based on the number of shares of AutoZone common stock outstanding as of October 17, 2016.

(2)	The source of this information is the Form 13F filed by FMR LLC on August 11, 2016 for the quarter ending June 30, 2016. The shares are beneficially owned by a group consisting of Fidelity Management & Research Co. and FMR CO LLC (3,182,952 shares); Fidelity (Canada) Asset Management ULC (133,865 shares); FIAM LLC (96,700 shares); Fidelity Institutional Asset Management Trust Co., (17,012 shares); Strategic Advisers Inc. (15,877 shares); and Fidelity Management Trust Co. (10,155 shares).

(3)	The source of this information is the Form 13F filed by T. Rowe Price Associates, Inc. on August 15, 2016 for the quarter ending June 30, 2016.

(4)	The source of this information is the Form 13F filed by The Vanguard Group, Inc. on August 10, 2016 for the quarter ending June 30, 2016. The shares are beneficially owned by a group consisting of Vanguard Group Inc. (1,748,606 shares); Vanguard Fiduciary Trust Co. (47,831 shares); and Vanguard Investments Australia, Ltd. (16,653 shares).

(5)

The source of this information is the Form 13F filed by Massachusetts Financial Services Co. on August 12, 2016 for the quarter ending June 30, 2016. The shares are beneficially owned by a group consisting of

Massachusetts Financial Services Co. (1,063,529 shares); MFS Institutional Advisors, Inc. (275,834 shares); MFS Investment Management K.K. (126,391 shares); MFS International (U.K.) Limited (117,814 shares); MFS Investment Management Canada Ltd (59,170 shares); MFS Investment Management Company (LUX) S.A.R.L. (49,958 shares); MFS Heritage Trust Company (16,549 shares); and MFS International Singapore Pte. Ltd. (4,351 shares).

(6)	The source of this information is the Form 13F filed by Blackrock Institutional Trust Company, N.A. (868,321 shares) and the Form 13F filed by Blackrock Fund Advisors (670,954 shares), each filed on August 10, 2016 for the quarter ending June 30, 2016.

THE PROPOSALS

PROPOSAL 1 — Election of Directors

Eleven directors will be elected at the Annual Meeting to serve until the next annual meeting of stockholders in 2017. Pursuant to AutoZone’s Sixth Amended and Restated By-Laws, in an uncontested election of directors, a nominee for director is elected to the Board if the number of votes cast for such nominee’s election exceed the number of votes cast against such nominee’s election. (If the number of nominees were to exceed the number of directors to be elected, i.e., a contested election, directors would be elected by a plurality of the votes cast at the Annual Meeting.) Pursuant to AutoZone’s Corporate Governance Principles, incumbent directors must agree to tender their resignation if they fail to receive the required number of votes for re-election, and in such event the Board will act within 90 days following certification of the shareholder vote to determine whether to accept the director’s resignation. These procedures are described in more detail in our Corporate Governance Principles, which are available on our corporate website at www.autozoneinc.com. The Board may consider any factors it deems relevant in deciding whether to accept a director’s resignation. If a director’s resignation offer is not accepted by the Board, that director will continue to serve until AutoZone’s next annual meeting of stockholders or until his or her successor is duly elected and qualified, or until the director’s earlier death, resignation, or removal.

Any director nominee who is not an incumbent director and who does not receive a majority vote in an uncontested election will not be elected as a director, and a vacancy will be left on the Board. The Board, in its sole discretion, may either fill a vacancy resulting from a director nominee not receiving a majority vote pursuant to the By-Laws or decrease the size of the Board to eliminate the vacancy.

Broker non-votes occur when shares held by a brokerage firm are not voted with respect to a proposal because the firm has not received voting instructions from the beneficial owner of the shares and the firm does not have the authority to vote the shares in its discretion. Shares abstaining from voting and shares as to which a broker non-vote occurs are considered present for purposes of determining whether a quorum exists, but are not considered votes cast or shares entitled to vote with respect to such matter. Accordingly, abstentions and broker non-votes will have no effect on the outcome of Proposal 1.

The Board of Directors recommends that the stockholders vote FOR each of these nominees. These nominees have consented to serve if elected. Should any nominee be unavailable to serve, your proxy will be voted for the substitute nominee recommended by the Board of Directors, or the Board of Directors may reduce the number of directors on the Board.

Each of the nominees named below was elected a director at the 2015 annual meeting.

Nominees

The nominees are:

Douglas H. Brooks, 64, has been a director since 2013. He is retired. Until his retirement in 2013, he had held various positions with Brinker International, including serving as Non-Executive Chairman of the Board of Brinker International from January 2013 until December 2013; Chairman, President and Chief

Executive Officer of Brinker from 2004 until January 2013, and President and Chief Operating Officer from 1999 to 2004. He served on the Brinker board of directors from 1999 through 2013. Mr. Brooks is also a director of Southwest Airlines and Club Corp.

Experience, Skills and Qualifications:    The Board believes Mr. Brooks is qualified to serve as a director of the Company based on his strategic and operational business background, his knowledge of international operations, his experience as a chief executive officer of a public company, his experience managing a company with a focus on customer service, his owner orientation, and his board experience as well as his integrity, energy, and willingness to spend time on and interest in AutoZone.

Linda A. Goodspeed, 54, has been a director since 2013. She is currently the Chief Operating Officer and a Managing Partner at WealthStrategies Financial Advisors, positions she has held since 2007. She had served as Senior Vice President and Chief Information Officer of ServiceMaster from 2011 to 2014. From 2008 to September 2011, Ms. Goodspeed served as Vice President, Information Systems and Chief Information Officer for Nissan North America, Inc., a subsidiary of Nissan Motor Company, a global manufacturer of vehicles. From 2001 to 2008, Ms. Goodspeed served as Executive Vice President at Lennox International, Inc., a global manufacturer of air conditioning, heating and commercial refrigeration equipment. She is also a director of Columbus McKinnon Corp., American Electric Power Co., Inc., and Global Power Equipment Group.

Experience, Skills and Qualifications:    The Board believes Ms. Goodspeed is qualified to serve as a director of the Company based on her experience in key strategic and operational roles with several large global companies, her expertise in information technology and previous position as the chief information officer of a service company, her owner orientation, her board experience and her executive management skills, as well as her integrity, energy, and willingness to spend time on and interest in AutoZone.

Sue E. Gove, 58, has been a director since 2005. She is currently the President of Excelsior Advisors, LLC. She had been the President of Golfsmith International Holdings, Inc. from February 2012 through April 2014 and Chief Executive Officer from October 2012 through April 2014. Previously, she was Chief Operating Officer of Golfsmith International Holdings, Inc. from September 2008 through October 2012, Executive Vice President from September 2008 through February 2012 and Chief Financial Officer from March 2009 through July 2012. Ms. Gove previously had been a self-employed consultant since April 2006, serving clients in specialty retail and private equity. Ms. Gove was a consultant for Prentice Capital Management, LP from April 2007 to March 2008. She was a consultant for Alvarez and Marsal Business Consulting, L.L.C. from April 2006 to March 2007. She was Executive Vice President and Chief Operating Officer of Zale Corporation from 2002 to March 2006 and a director of Zale Corporation from 2004 to 2006. She was Executive Vice President, Chief Financial Officer of Zale Corporation from 1998 to 2002 and remained in the position of Chief Financial Officer until 2003. She is also a director of Iconix Brand Group, Inc. and Logitech International, SA.

Experience, Skills and Qualifications:    The Board believes Ms. Gove is qualified to serve as a director of the Company based on her experience in executive retail operations and finance roles, her knowledge of accounting, financial reporting, and financial systems, her executive management skills, her owner orientation, and her board experience, as well as her integrity, energy, and willingness to spend time on and interest in AutoZone.

Earl G. Graves, Jr., 54, has been a director since 2002 and was elected Lead Director in January 2009. He has been the President and Chief Executive Officer of Black Enterprise, publisher of Black Enterprise Magazine, since January 2006, and was President and Chief Operating Officer from 1998 to 2006. Mr. Graves has been employed by the same company in various capacities since 1988.

Experience, Skills and Qualifications:    The Board believes Mr. Graves is qualified to serve as a director of the Company based on his business, management and strategic planning experience, his knowledge of advertising and marketing, his owner orientation, and his board experience, as well as his integrity, energy, and willingness to spend time on and interest in AutoZone.

Enderson Guimaraes, 57, has been a director since 2012. He has been the President and Chief Operating Officer for Laureate Education, Inc. since September 2015. He was Executive Vice President, Global Categories and Operations of PepsiCo, Inc. from January 2015 through July 2015. He served as Chief Executive Officer of PepsiCo Europe and Sub-Sahara Africa from September 2012 through January 2015. He was also President of PepsiCo Global Operations from October 2011 to September 2012. Mr. Guimaraes previously had served as Executive Vice President of Electrolux and Chief Executive Officer of its major appliances business in Europe, Africa and the Middle East from 2008 to 2011. Prior to this, Mr. Guimaraes spent 10 years at Philips Electronics, first as a regional marketing executive in Brazil and ultimately as Senior Vice President and head of Global Marketing Management and general manager of the WidiWall LED display business. He also served as CEO of Philips’ Lifestyle Incubator group, an innovation engine which created new businesses and developed them over several years. Earlier, Mr. Guimaraes worked in various marketing positions at Danone and Johnson & Johnson.

Experience, Skills and Qualifications:    The Board believes Mr. Guimaraes is qualified to serve as a director of the Company based on his business, management and strategic planning experience, his knowledge of advertising, marketing and international operations, and his owner orientation as well as his integrity, energy, and willingness to spend time on and interest in AutoZone.

J. R. Hyde, III, 73, has been a director since 1986 and was non-executive Chairman of the Board from 2005 until June 2007. He has been the President of Pittco Holdings, Inc., an investment company, since 1988. Mr. Hyde has been a director of GTx, Inc., a biopharmaceutical company, since 2000 and has been the Lead Director since 2015. Mr. Hyde served as Chairman of the Board of GTx, Inc. from 2000 to 2015. Mr. Hyde, AutoZone’s founder, was AutoZone’s Chairman from 1986 to 1997 and its Chief Executive Officer from 1986 to 1996. He was Chairman and Chief Executive Officer of Malone & Hyde, AutoZone’s former parent company, until 1988. Mr. Hyde was a director of FedEx Corporation from 1977 to September 2011.

Experience, Skills and Qualifications:    The Board believes Mr. Hyde, the founder and a former Chairman and Chief Executive Officer of AutoZone, is qualified to serve as a director of the Company based on his extensive knowledge of AutoZone’s business and the automotive aftermarket industry, his expertise in strategic business development and executive management, his owner orientation, and his board experience as well as his integrity, energy, and willingness to spend time on and interest in AutoZone.

D. Bryan Jordan, 54, has been a director since 2013. He has served as Chairman of the Board, President and Chief Executive Officer of First Horizon National Corporation since January 1, 2012, and has held the positions of President and Chief Executive Officer and director since 2008. From May 2007 until September 2008 Mr. Jordan was Executive Vice President and Chief Financial Officer of First Horizon and First Tennessee Bank National Association, and prior to that he served in various positions at Regions Financial Corporation and its subsidiary Regions Bank, including (beginning in 2002) as Chief Financial Officer.

Experience, Skills and Qualifications:    The Board believes Mr. Jordan is qualified to serve as a director of the Company based on his extensive experience in the banking and financial services industry, his experience serving as the chief executive officer and the chief financial officer of public companies, his knowledge of corporate finance and management, and his owner orientation, as well as his integrity, energy, and willingness to spend time on and interest in AutoZone.

W. Andrew McKenna, 70, has been a director since 2000 and served as Lead Director from June 2007 through January 2009. He is retired. Until his retirement in 1999, he had held various positions with The Home Depot, Inc., including Senior Vice President — Strategic Business Development from 1997 to 1999; President, Midwest Division from 1994 to 1997; and Senior Vice President — Corporate Information Systems from 1990 to 1994. Prior to joining Home Depot he was a Partner, Management Consulting, with Deloitte & Touche for 10 years. He was also President of SciQuest.com, Inc. in 2000. Mr. McKenna was a

director of Danka Business Systems PLC from 2002 to 2008, serving as Chairman of the Board from March 2005 to March 2006. Mr. McKenna was a director of Bally Technologies from 2011 to 2014, when the company was sold. At Bally Technologies he served as Chair of the Governance Committee.

Experience, Skills and Qualifications:    The Board believes Mr. McKenna is qualified to serve as a director of the Company based on his executive experience in the retail industry and other industries, his expertise in strategic business development, his background in finance, audit and information technology, his owner orientation, and his board experience, as well as his integrity, energy, and willingness to spend time on and interest in AutoZone.

George R. Mrkonic, Jr., 64, has been a director since 2006. He has been the Non-Executive Chairman of Paperchase Products Limited, London, UK, a retailer of cards, stationery, wraps and gifts in the UK, Europe and the Middle East, since 2005, and has been a director since 1999. Previously, he was President of Borders Group, Inc. from 1994 to 1997 and Vice Chairman of Borders Group, Inc. from 1994 to 2002. He is also a director of Brinker International, Inc., and Ulta Salon, Cosmetics & Fragrance, Inc. Mr. Mrkonic was a director of Pacific Sunwear of California, Inc. from 2007 to 2015 and Syntel, Inc. from 2009 to May 2016.

Experience, Skills and Qualifications:    The Board believes Mr. Mrkonic is qualified to serve as a director of the Company based on his experience as a senior executive in retail companies, his knowledge of corporate strategy, finance, and management, his owner orientation, and his board experience, as well as his integrity, energy, and willingness to spend time on and interest in AutoZone.

Luis P. Nieto, 61, has been a director since 2008. He is president of Nieto Advisory LLC which provides advisory services to small consumer food companies. He was president of the Consumer Foods Group of ConAgra Foods Inc., one of the largest packaged foods companies in North America, from 2008 until his retirement in June 2009. Previously, he was president of ConAgra Refrigerated Foods from 2006 to 2008 and ConAgra Meats from 2005 to 2006. Prior to joining ConAgra, Mr. Nieto was President and Chief Executive Officer of the Federated Group, a leading private label supplier to the retail grocery and foodservice industries from 2002 to 2005. From 2000 to 2002, he served as President of the National Refrigerated Products Group of Dean Foods Company. He held other positions at Dean Foods Group from 1998 to 2000. Prior to joining Dean Foods, Mr. Nieto held positions in brand management and strategic planning with Mission Foods, Kraft Foods and the Quaker Oats Company. Mr. Nieto is also a director of Ryder Systems, Inc.

Experience, Skills and Qualifications:    The Board believes Mr. Nieto is qualified to serve as a director of the Company based on his expertise in brand management and marketing, including experience managing a diverse portfolio of brands and products, as well as his knowledge of finance and operations, his executive management experience, his owner orientation and his board experience, as well as his integrity, energy, and willingness to spend time on and interest in AutoZone.

William C. Rhodes, III, 51, was elected Chairman in June 2007. He has been President, Chief Executive Officer, and a director since 2005. Prior to his appointment as President and Chief Executive Officer, Mr. Rhodes was Executive Vice President — Store Operations and Commercial. Prior to fiscal 2005, he had been Senior Vice President — Supply Chain and Information Technology since fiscal 2002, and prior thereto had been Senior Vice President — Supply Chain since 2001. Prior to that time, he served in various capacities within the Company since 1994. Prior to 1994, Mr. Rhodes was a manager with Ernst & Young LLP. Mr. Rhodes is also a director of Dollar General Corporation.

Experience, Skills and Qualifications:    The Board believes Mr. Rhodes, AutoZone’s Chairman, President and Chief Executive Officer, is qualified to serve as a director of the Company based on his 20 plus years’ experience with the Company, which have included responsibility for corporate strategy, executive management, operations, finance, supply chain and information technology; his knowledge and understanding of the automotive aftermarket and retail industries; his financial background and his owner orientation, as well as his integrity and energy.

PROPOSAL 2 — Ratification of Independent Registered Public Accounting Firm

Ernst & Young LLP, our independent auditor for the past twenty-nine fiscal years, has been selected by the Audit Committee to be AutoZone’s independent registered public accounting firm for the 2017 fiscal year. Representatives of Ernst & Young LLP will be present at the Annual Meeting to make a statement if they so desire and to answer any appropriate questions.

The Audit Committee recommends that you vote FOR ratification of Ernst & Young LLP as AutoZone’s independent registered public accounting firm.

Under Nevada law and the Company’s By-Laws, if a quorum is present, Ernst & Young LLP will be ratified as AutoZone’s independent registered public accounting firm if the number of votes cast in favor of the matter exceeds the number of votes cast in opposition to the matter. Broker non-votes occur when shares held by a brokerage firm are not voted with respect to a proposal because the firm has not received voting instructions from the beneficial owner of the shares and the firm does not have the authority to vote the shares in its discretion. Shares abstaining from voting and shares as to which a broker non-vote occurs are considered present for purposes of determining whether a quorum exists, but are not considered votes cast or shares entitled to vote with respect to such matter. Accordingly, abstentions and broker non-votes will have no effect on the outcome of Proposal 2. The Audit Committee is not bound by a vote either for or against the firm. The Audit Committee will consider a vote against the firm by the stockholders in selecting our independent registered public accounting firm in the future.

During the past two fiscal years, the aggregate fees for professional services rendered by Ernst & Young LLP were as follows:

	2016		2015
Audit Fees	$2,255,034		$1,997,500
Audit-Related Fees	—		—
Tax and other Non-Audit-Related Fees	400,545	(1)	643,232	(2)

(1)	Tax and other Non-Audit-Related Fees for 2016 were for state, local and international tax services.

(2)	Tax and other Non-Audit-Related Fees for 2015 were for state and local tax services.

The Audit Committee pre-approves all services performed by the independent registered public accounting firm under the terms contained in the Audit Committee charter, a copy of which can be obtained at our website at www.autozoneinc.com. The Audit Committee pre-approved 100% of the services provided by Ernst & Young LLP during the 2016 and 2015 fiscal years. The Audit Committee considers the services listed above to be compatible with maintaining Ernst & Young LLP’s independence.

PROPOSAL 3 — Approval of the AutoZone, Inc. Sixth Amended and Restated Executive Stock Purchase Plan

General

The following is a summary of the AutoZone, Inc. Sixth Amended and Restated Executive Stock Purchase Plan (the “Executive Plan”). The Executive Plan was previously approved by AutoZone’s stockholders in 2001 with respect to grants covering 300,000 shares of AutoZone common stock (“Shares”), and has been amended and restated, effective as of September 21, 2016, to extend the term of the Executive Plan, subject to approval by AutoZone’s stockholders. The amended and restated Executive Plan will become effective if and when the amended and restated Executive Plan is approved by the affirmative vote of the holders of the majority of the shares of our Common Stock (“Stock”) present, or represented, and entitled to vote thereon at our Annual Meeting of Stockholders. No increase in the number of Shares authorized for grant under the Executive Plan is sought by AutoZone at this time. The following summary is qualified in its entirety by reference to the amended and restated Executive Plan document, which is reproduced in its entirety as Exhibit A to this Proxy Statement.

The Board of Directors recommends that the stockholders vote FOR ratification and adoption of the AutoZone, Inc. Sixth Amended and Restated Executive Stock Purchase Plan.

Relation to Employee Stock Purchase Plan

The Executive Plan will permit its participants to acquire Shares in excess of the purchase limits contained in the AutoZone, Inc. Sixth Amended and Restated Employee Stock Purchase Plan, as amended, or any successor plan thereto (the “ESPP”). Under the ESPP, AutoZone employees may authorize AutoZone to withhold portions of their eligible salary and bonus to purchase Shares at a price equal to 85% of the fair market value of the Shares at the lesser of the fair market value at the beginning or the ending of the calendar quarter. Under the ESPP, participants may only authorize AutoZone to withhold the lesser of $15,000 or 10% of their annual cash compensation, as defined in the ESPP. The ESPP, unlike the Executive Plan, is qualified for special tax treatment under Section 423 of the Internal Revenue Code, which provides that no taxes are assessed on the purchased Shares or the discount for the purchase of the Shares until the Shares are sold. Because the Executive Plan is not required to comply with the requirements of Section 423 of the Internal Revenue Code, unlike the ESPP, the Executive Plan (i) will have a higher 25% limit on the percentage of a participant’s compensation that may be used to purchase Shares under the Executive Plan, (ii) will place no dollar limit on the amount of a participant’s compensation that may be used to purchase Shares under the Executive Plan, and (iii) will base option exercise prices on the market value of the Shares as of the last day of the calendar quarter only.

Eligibility

Eligibility to participate in the Executive Plan will be determined by the Compensation Committee. Participants in the Executive Plan will be permitted to make an election, before the beginning of each option period (January 1, April 1, July 1, October 1 (or by such earlier administrative deadline as the Company may impose)), to use up to 25% of their eligible compensation to purchase Shares pursuant to options granted under the Executive Plan. Eligible compensation will include a participant’s base salary and bonus paid during the fiscal year preceding the participation election or, if the participant did not receive compensation for the full prior fiscal year, the participant’s annualized current salary plus any bonus accrued for the current fiscal year as of the participation election.

Option Grants

Options will be granted under the Executive Plan each calendar quarter during a plan year and will consist of two parts: a restricted Share option and an unvested Share option. Both the restricted Share option and the unvested Share option will automatically be exercised together at the end of each calendar quarter based on the compensation that a participant has previously elected to contribute for such period. In the event of a merger or similar corporate transaction, the date of exercise will instead be the effective date of such transaction unless options outstanding under the Executive Plan are assumed or substituted for by a successor entity. The exercise price of the restricted Share option will equal 100% of the fair market value of a Share on the date of exercise, and the exercise price of the unvested Share option will equal zero. The Shares subject to the restricted Share option and the unvested Share option will be granted in such proportion that, when taken together, the aggregate per Share exercise price of Shares subject to the two options will equal approximately 85% of the fair market value of a Share on the date of exercise.

Share Delivery; Forfeiture

Shares generally will not be delivered to a participant under the Executive Plan until the first anniversary of the applicable exercise date. Except as provided below, Shares subject to the restricted Share option (representing approximately 85% of the value of Shares subject to any quarterly option grant under the Executive Plan) will remain non-transferable by a participant prior to the first anniversary of the applicable exercise date and Shares subject to the unvested Share option (representing approximately 15% of the value of the Shares subject to a quarterly option grant under the Executive Plan) will be forfeitable by a participant if the participant’s employment is terminated prior to the first anniversary of the applicable exercise date. Notwithstanding the foregoing, Shares subject to unvested Share options will vest immediately and Shares subject to both unvested Share options and restricted Share options will be delivered as soon as practicable following a participant’s termination of employment by AutoZone without cause or due to the participant’s death or disability (each, a “Non-Cause Termination”), in any case prior to the first anniversary of the exercise date.

Termination of Employment

If a participant experiences a termination of employment during an option period, then participation in the Plan shall automatically terminate as of the date of the termination of employment. As soon as practicable after such a participant’s termination of employment, the Company will refund the amount of the balance in that account under the Executive Plan.

Certain Tax Consequences

Participants’ contributions to the Executive Plan are made with after-tax dollars. Participants will have a tax basis in Shares acquired pursuant to any restricted Share option equal to the exercise price of the applicable option. Any gain or loss on a subsequent disposition of Shares acquired pursuant to a restricted Share option will be taxed to the participant as capital gain or loss. With respect to Shares acquired pursuant to an unvested Share option, the fair market value of such Shares at the time that the Shares vest and are no longer subject to forfeiture generally will be taxable to participants at ordinary income rates and subject to income and employment tax withholding by AutoZone. Thereafter, any appreciation or loss in value of such Shares will be taxable as a capital gain or loss when the Shares are sold. However, if a participant makes an election under section 83(b) of the Internal Revenue Code within thirty days after the acquisition of any Shares pursuant to an unvested Share option, the fair market value of such Shares as of the date the Shares are acquired will be taxable to the participant at ordinary income rates. Thereafter, any increase or decrease in value of such Shares will be taxable to the participant as a capital gain or loss upon the disposition of the Shares. AutoZone will become eligible for a tax deduction only to the extent and at the time that any participant recognizes ordinary income in respect of any Shares acquired pursuant to the Executive Plan.

Amendment; Termination

The Executive Plan may be amended or terminated by the Compensation Committee at any time, except that approval of the stockholders will be required (i) to increase the number of Shares available under the Executive Plan, (ii) to sell Shares under the Executive Plan for less than the price as currently computed under the Executive Plan’s option price provisions, (iii) to materially modify the eligibility requirements for participation in the Executive Plan or the types of awards available under the Executive Plan, or (iv) to make any other modification that would require stockholder approval under applicable law or stock exchange rules. The Executive Plan will terminate on January 1, 2026.

Vote Required

In accordance with New York Stock Exchange listing requirements, extension of the term of the Executive Plan through January 1, 2026, requires approval by a majority of shares of votes cast on such proposal, provided that the total vote cast on the proposal represents over 50% of the outstanding shares of Stock entitled to vote on the proposal. Abstentions will have the effect of a vote against this proposal. Broker non-votes will not affect the outcome of this proposal.

PROPOSAL 4 — Advisory Vote on Executive Compensation — “Say-on-Pay”

On December 14, 2011, AutoZone’s stockholders approved, on an advisory basis, AutoZone’s recommendation that future advisory votes on executive compensation should be held every year (the “Say When on Say-on-Pay Resolution”). The Say When on Say-on-Pay Resolution will be voted on again in 2017. Consequently, and in accordance with Section 14A of the Securities Exchange Act, we are asking stockholders to approve the following advisory resolution on the compensation of our Principal Executive

Officer, the Principal Financial Officer and our other three most highly paid executive officers (collectively, the “Named Executive Officers”) at the Annual Meeting:

“RESOLVED, that the compensation paid to AutoZone’s Named Executive Officers, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the accompanying compensation tables and the related narrative discussion, is hereby APPROVED.”

This advisory vote, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to endorse or not endorse our executive pay program. The Board of Directors recommends a vote “FOR” this resolution because it believes that AutoZone’s executive compensation program, described in the Compensation Discussion and Analysis, is effective in achieving the Company’s goals of rewarding financial and operating performance and the creation of stockholder value.

Our Board of Directors and Compensation Committee believe that there should be a strong relationship between pay and corporate performance, and our executive compensation program reflects this belief. While the overall level and balance of compensation elements in our compensation program are designed to ensure that AutoZone can retain key executives and, when necessary, attract qualified new executives to the organization, the emphasis of AutoZone’s compensation program is linking executive compensation to business results and intrinsic value creation, which is ultimately reflected in increases in stockholder value.

AutoZone sets challenging financial and operating goals, and a significant amount of an executive’s annual cash compensation is tied to these objectives and therefore “at risk” — payment is earned only if performance warrants it.

AutoZone’s compensation program is intended to support long-term focus on stockholder value, so it emphasizes long-term rewards. At target levels, the majority of an executive officer’s total compensation package each year is the potential value of his or her stock options, which yield value to the executive only if the stock price appreciates.

Our management stock ownership requirement effectively promotes meaningful and significant stock ownership by our Named Executive Officers and further aligns their interests with those of our stockholders.

We urge you to read the Compensation Discussion and Analysis, as well as the Summary Compensation Table and related compensation tables and narrative, appearing on pages 22 through 47, which provide detailed information on our compensation philosophy, policies and practices and the compensation of our Named Executive Officers.

Because the vote on this proposal is advisory in nature, it is not binding on AutoZone, the Board of Directors or the Compensation Committee. The vote on this proposal will, therefore, not affect any compensation already paid or awarded to any Named Executive Officer and will not overrule any decisions made by the Board of Directors or the Compensation Committee. Because we highly value the opinions of our stockholders, however, the Board of Directors and the Compensation Committee will consider the results of this advisory vote when making future executive compensation decisions.

Under Nevada law and the Company’s By-Laws, if a quorum is present, this matter will be approved if the number of votes cast in favor of the matter exceeds the number of votes cast in opposition to the matter. Broker non-votes occur when shares held by a brokerage firm are not voted with respect to a proposal because the firm has not received voting instructions from the beneficial owner of the shares and the firm does not have the authority to vote the shares in its discretion. Shares abstaining from voting and shares as to which a broker non-vote occurs are considered present for purposes of determining whether a quorum exists, but are not considered votes cast or shares entitled to vote with respect to such matter. Accordingly, abstentions and broker non-votes will have no effect on the outcome of Proposal 4.

The Board of Directors recommends that the stockholders vote FOR this proposal.

Other Matters

We do not know of any matters to be presented at the Annual Meeting other than those discussed in this Proxy Statement. If, however, other matters are properly brought before the Annual Meeting, your proxies will be able to vote those matters in their discretion.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis provides a principles-based overview of AutoZone’s executive compensation program. It discusses our rationale for the types and amounts of compensation that our executive officers receive and how compensation decisions affecting these officers are made. It also discusses AutoZone’s total rewards philosophy, the key principles governing our compensation program, and the objectives we seek to achieve with each element of our compensation program.

What are the Company’s key compensation principles?

Pay for performance.  The primary emphasis of AutoZone’s compensation program is linking executive compensation to business results and intrinsic value creation, which is ultimately reflected in increases in stockholder value. Base salary levels are intended to be competitive in the U.S. marketplace for executives, but the more potentially valuable components of executive compensation are annual cash incentives, which depend on the achievement of pre-determined business goals, and to a greater extent, long-term compensation, which is based on the value of our stock.

Attract and retain talented AutoZoners.  The overall level and balance of compensation elements in our compensation program are designed to ensure that AutoZone can retain key executives and, when necessary, attract qualified new executives to the organization. We believe that a company which provides quality products and services to its customers, and delivers solid financial results, will generate long-term stockholder returns, and that this is the most important component of attracting and retaining executive talent.

What are the Company’s overall executive compensation objectives?

Drive high performance.  AutoZone sets challenging financial and operating goals, and a significant amount of an executive’s annual cash compensation is tied to these objectives and therefore “at risk” — payment is earned only if performance warrants it.

Drive long-term stockholder value.  AutoZone’s compensation program is intended to support long-term focus on stockholder value, so it emphasizes long-term rewards. At target levels, the majority of an executive officer’s total compensation package each year is the potential value of his or her stock options.

The table below illustrates how AutoZone’s compensation program weights the “at-risk” components of its Named Executive Officers’ 2016 total compensation (using actual base earnings + fiscal 2016 annual cash incentive payment + the value of fiscal 2016 stock and option grants). See the Summary Compensation Table on page 34 for additional details about fiscal 2016 compensation for all of the Named Executive Officers (“NEOs”).

Executive	Base Salary	Annual Incentive	Long-Term Incentive	Total At-Risk
William C. Rhodes III	7%	10%	83%	93%
All Other NEOs	19%	17%	63%	81%

Who participates in AutoZone’s executive compensation programs?

The Chief Executive Officer and the other Named Executive Officers, as well as the other senior executives comprising AutoZone’s Executive Committee, participate in the compensation program outlined in this Compensation Discussion and Analysis. The Executive Committee consists of the Chief Executive Officer and officers with the title of senior vice president or executive vice president (a total of 14 executives at the end of fiscal 2016). However, many elements of the compensation program also apply to other levels of AutoZone management. The intent is to ensure that management is motivated to pursue, and is rewarded for achieving, the same financial, operating and stockholder objectives.

What are the key elements of the Company’s overall executive compensation program?

The table below summarizes the key elements of AutoZone’s executive compensation program and the objectives they are designed to achieve. More details on these elements follow throughout the Compensation Discussion and Analysis and this Proxy Statement, as appropriate.

	Description	Objectives
Base salary	• Annual fixed cash compensation.	• Attract and retain talented executives. • Recognize differences in relative size, scope and complexity of positions as well as individual performance over the long term.
Annual cash incentive

•   Annual variable pay tied to the achievement of economic profit objectives, as operationalized by our primary measures:

• Earnings before interest and taxes, and

• Return on invested capital.

•   Actual payout depends on the results achieved. Individual potential payout is capped at $4 million; however, payout is zero if threshold targets are not achieved.

•   The Compensation Committee may reduce payouts in its discretion when indicated by individual performance or other reasons, but does not have discretion to increase payouts.

•   Communicate key financial and operating objectives.

•   Drive high levels of performance by ensuring that executives’ total cash compensation is linked to achievement of financial and operating objectives.

•   Support and reward consistent, balanced growth and returns performance (add value every year) with demonstrable links to stockholder returns.

•   Drive cross-functional collaboration and a total-company perspective.

Stock options and other equity compensation

•   Senior executives receive non-qualified stock options (NQSOs).

•   All stock options are granted at fair market value on the grant date (discounted options are prohibited).

•   AutoZone’s equity compensation plan prohibits re-pricing of stock options and does not include a “reload” program.

•   Align long-term compensation with stockholder results. Opportunities for significant wealth accumulation by executives are tightly linked to stockholder returns.

•   Provide retention incentives to ensure business continuity, and facilitate succession planning and executive knowledge transfer.

	Description	Objectives
• AutoZone may occasionally grant awards of performance-restricted stock units, as well as awards of restricted stock with time-based vesting.

Stock purchase plans

•   AutoZone maintains a broad-based employee stock purchase plan (ESPP) which is qualified under Section 423 of the Internal Revenue Code. The Employee Stock Purchase Plan allows AutoZoners to make quarterly purchases of AutoZone shares at 85% of the fair market value on the first or last day of the calendar quarter, whichever is lower. The annual contribution limit under the ESPP is $15,000.

•   The Company has implemented an Executive Stock Purchase Plan so that executives may continue to purchase AutoZone shares beyond the limit the IRS and the company set for the Employee Stock Purchase Plan. An executive may make purchases using up to 25% of their prior fiscal year’s eligible compensation.

• Allow all AutoZoners to participate in the growth of AutoZone’s stock. • Encourage ownership, and therefore alignment of executive and stockholder interests.
Management stock ownership requirement

•   AutoZone implemented a stock ownership requirement during fiscal 2008 for executive officers.

•   Covered executives must meet specified minimum levels of ownership, using a multiple of base salary approach.

• Encourage ownership by requiring executive officers to meet specified levels of ownership. • Alignment of executive and stockholder interests.
Retirement plans

The Company maintains three retirement plans:

•   401(k) defined contribution plan,

•   Frozen defined benefit pension plan, and

•   Non-qualified deferred compensation plan (including a frozen defined benefit restoration feature)

•   Provide competitive executive retirement benefits.

•   The non-qualified plan enables executives to defer 25% of base salary and 75% of annual cash incentives, independent of the IRS limitations set for the qualified 401(k) plan.

•   The restoration component of the non-qualified plan, which was frozen at the end of 2002, allowed executives to accrue benefits that were not capped by IRS earnings limits.

	Description	Objectives

Health and other benefits	Executives are eligible for a variety of benefits, including: • Medical, dental and vision plans; • Life and disability insurance plans; and • Charitable contribution match program.	• Provide competitive benefits. • Minimize perquisites while ensuring a competitive overall rewards package.

Annual cash compensation.    Annual cash compensation consists of base salary and annual cash incentives.

Base Salary.    Salaries are determined within the context of a targeted total cash compensation level for each position. Base salary is a fixed portion of the targeted annual cash compensation, with the specific portion varying based on differences in the size, scope or complexity of the jobs as well as the tenure and individual performance level of incumbents in the positions. Points are assigned to positions using a job evaluation system developed by Hay Group, a global management and human resources consulting firm, and AutoZone maintains salary ranges based on these job evaluations. These salary ranges are usually updated annually based on broad-based survey data; in addition to Hay Group survey data, AutoZone also subscribes to survey information from a variety of providers for this purpose, as discussed below.

The survey data used to periodically adjust salary ranges is broad-based, including data submitted by hundreds of companies. Examples of the types of information contained in salary surveys include summary statistics (e.g., mean, median, 25th percentile, etc.) related to:

•	base salaries

•	variable compensation

•	total annual cash compensation

•	long-term incentive compensation

•	total direct compensation

The salary surveys cover both the retail industry and compensation data on a broader, more general public company universe. Multiple salary surveys are used, so that ultimately the data represent hundreds of companies and positions and thousands of incumbents, or people holding those positions. The surveys generally list the participating companies, and for each position “matched”, the number of companies and incumbents associated with the position. Subscribers cannot determine which information comes from which company.

The salary ranges which apply to the Named Executive Officers, including the Principal Executive Officer, are part of the structure applicable to thousands of AutoZone’s employees. AutoZone positions are each assigned to a salary grade. This is generally accomplished at the creation of a position, using the Hay Group job evaluation method, and jobs tend to remain in the same grade as long as there are no significant job content changes. Each grade in the current salary structure has a salary range associated with it. This range has a midpoint, to which we compare summary market salary data (generally median pay level) of the types discussed above.

Over time, as the median pay levels in the competitive market change, as evidenced by the salary survey data, AutoZone will make appropriate adjustments to salary range midpoints so that on average, these midpoints are positioned at roughly 95% of the market median value as revealed by the surveys. This positioning relative to the market allows for competitive base salary levels, while generally leaving actual average base pay slightly below the survey market level. This fits our stated philosophy of delivering competitive total rewards at or above the market median through performance-based variable compensation.

In making decisions related to compensation of the Named Executive Officers, the Compensation Committee uses the survey data and salary ranges as context in reviewing compensation levels and approving pay actions. Other elements that the Compensation Committee considers are individual performance, Company performance, individual tenure, internal equity, position tenure, and succession planning.

Annual Cash Incentive.    Executive officers and certain other employees are eligible to receive annual cash incentives each fiscal year based on the Company’s attainment of certain Company performance objectives set by the Compensation Committee at the beginning of the fiscal year. The annual cash incentive target for each position, expressed as a percentage of base salary, is based on both salary range and level within the organization, and therefore does not change annually. As a general rule, as an executive’s level of management responsibility increases, the portion of his or her total compensation dependent on Company performance increases.

The threshold and target percentage amounts for the Named Executive Officers for fiscal 2016 are shown in the table below.

Principal Position	Threshold	Target
Chairman, President & CEO	62.5%	125%
Executive Vice President	37.5%	75%

Annual cash incentives for executive officers are paid pursuant to the AutoZone, Inc. 2015 Executive Incentive Compensation Plan (“EICP”), our performance-based short-term incentive plan. Pursuant to the plan, the Compensation Committee establishes incentive objectives at the beginning of each fiscal year. For more information about the EICP, see Discussion of Plan-Based Awards Table on page 37.

The actual incentive amount paid depends on Company performance relative to the target objectives. A minimum pre-established goal must be met in order for any incentive award to be paid, and the incentive award as a percentage of annual salary will increase as the Company achieves higher levels of performance.

The Compensation Committee may in its sole discretion reduce the incentive awards paid to Named Executive Officers. Under the EICP, the Compensation Committee may not exercise discretion in granting awards in cases where no awards are indicated, nor may the Compensation Committee increase any calculated awards. Any such “positive” discretionary changes, were they to occur, would be paid outside of the EICP and reported under the appropriate Bonus column in the Summary Compensation Table; however, the Compensation Committee has not historically exercised this discretion.

The Compensation Committee, as described in the EICP, may (but is not required to) disregard the effect of one-time charges and extraordinary events such as asset write-downs, litigation judgments or settlements, changes in tax laws, accounting principles or other laws or provisions affecting reported results, accruals for reorganization or restructuring, and any other extraordinary non-recurring items, acquisitions or divestitures and any foreign exchange gains or losses on the calculation of performance.

The incentive objectives for fiscal 2016 were set in an October 2015 Compensation Committee meeting, and were based on the achievement of specified levels of earnings before interest and taxes (“EBIT”) and return on invested capital (“ROIC”), as are the incentive objectives for fiscal 2017, which were set during a Compensation Committee meeting held in September 2016. The total incentive award is determined based on the impact of EBIT and ROIC on AutoZone’s economic profit for the year, rather than by a simple allocation of a portion of the award to achievement of the EBIT target and a portion to achievement of the ROIC target. EBIT and ROIC are key inputs to the calculation of economic profit (sometimes referred to as “economic value added”), and have been determined by our Compensation Committee to be important factors in enhancing stockholder value. If both the EBIT and ROIC targets are achieved, the result will be a 100%, or target, payout. However, the payout cannot exceed 100% unless the EBIT target is exceeded (i.e., unless there is “excess EBIT” to fund the additional incentive payout). Additionally, when the aggregate incentive amount is calculated, if the resulting payout amount in excess of target exceeds a specified percentage of excess EBIT (currently 20%), then the incentive payout will be reduced until the total amount of the incentive payment in excess of target is within that specified limit.

The specific targets are tied to achievement of the Company’s operating plan for the fiscal year. In 2016, the target objectives were EBIT of $2,040.2 million and ROIC of 30.3%. The 2016 incentive awards for each named executive officer were based on the following performance:

	EBIT ($MMs)	ROIC
EICP Target	2,040.2	30.3%
Actual (as adjusted)	2,071.5	31.5%
Difference	31.3	115 bps

Effect of Performance on Total Annual Cash Compensation.    Because AutoZone emphasizes pay for performance, it is only when the Company exceeds its target objectives that an executive’s total annual cash compensation begins to climb relative to the median market level. Similarly, Company performance below target will cause an executive’s total annual cash compensation to drop below market median. As discussed below, AutoZone does not engage in strict benchmarking of compensation levels, i.e., we do not use specific data to support precise targeting of compensation, such as setting an executive’s base pay at the 50th percentile of an identified group of companies.

Stock compensation.    To emphasize achievement of long-term stockholder value, AutoZone’s executives receive a significant portion of their targeted total compensation in the form of non-qualified stock options. Although stock options have potential worth at the time they are granted, they only confer actual value if AutoZone’s stock price appreciates between the grant date and the exercise date. For this reason, we believe stock options are a highly effective long-term compensation vehicle to reward executives for creating stockholder value. We want our executives to realize total compensation levels well above the market norm, because when they do, such success is the result of achievement of Company financial and operating objectives that leads to growth in the per-share value of AutoZone common stock.

AutoZone grants stock options annually. Currently, the annual grants are reviewed and approved by the Compensation Committee in the meeting (typically in late September or early October) at which it reviews prior year results, determines incentive payouts, and takes other compensation actions affecting its executive officers. The Compensation Committee has not delegated its authority to grant stock options; all grants are directly approved by the Compensation Committee. Option grant amounts for the Chief Executive Officer’s direct reports and other senior executives are recommended to the Compensation Committee by the Chief Executive Officer, based on individual performance and the size and scope of the position held. AutoZone’s practice is to limit the total option shares granted to its employees during the annual grant process to approximately one percent of common shares outstanding. The annual grant is typically made near the beginning of the fiscal year and does not include a limited number of promotional or new hire grants that may be made during the fiscal year. The Committee reserves the right to deviate from this policy as it deems appropriate.

Newly promoted or hired officers may receive an option grant shortly after their hire or promotion. New hire or promotional stock options are individually approved at a regularly scheduled meeting of the Compensation Committee, or by unanimous written consent of the Compensation Committee. The grants are recommended to the Compensation Committee by the Chief Executive Officer based on individual circumstances (e.g., what may be required in order to attract a new executive). Internal promotional grants are prorated based on the time elapsed since the officer received a regular annual grant of stock options.

On October 7, 2015, the Committee authorized a one-time award of 50,000 nonqualified stock options to Mr. Rhodes. The options, which have an expiration date of October 8, 2025, vest in one-half increments on the fourth and fifth anniversaries of the grant. The purpose of this one-time award is to solidify Mr. Rhodes’ commitment to AutoZone as well as to motivate continued high performance in a way that is aligned with both stockholder results as well as AutoZone’s leadership team incentives. In association with this one-time grant, the Committee intends to continue authorizing annual stock option grants to Mr. Rhodes at a reduced level compared to prior years. On October 6, 2015, the Committee authorized a grant of 7,850 nonqualified stock options to Mr. Rhodes; these options have an expiration date of October 7, 2025, and vest in one-quarter increments on the first, second, third and fourth anniversaries of the grant.

Stock purchase plans.    AutoZone maintains the Sixth Amended and Restated AutoZone, Inc. Employee Stock Purchase Plan (“Employee Stock Purchase Plan”) which enables all employees to purchase AutoZone common stock at a discount, subject to IRS-determined limitations. Based on IRS rules, we limit the annual purchases in the Employee Stock Purchase Plan to no more than $15,000, and no more than 10% of eligible compensation. To support and encourage stock ownership by our executives, AutoZone also established a non-qualified stock purchase plan. The AutoZone, Inc. Sixth Amended and Restated Executive Stock Purchase Plan and the AutoZone, Inc. Fifth Amended and Restated Executive Stock Purchase Plan (collectively, the “Executive Stock Purchase Plan”) permit participants to acquire AutoZone common stock in excess of the purchase limits contained in AutoZone’s Employee Stock Purchase Plan. Because the Executive Stock Purchase Plan is not required to comply with the requirements of Section 423 of the Internal Revenue Code, it has a higher limit on the percentage of a participant’s compensation that may be used to purchase shares (25%) and places no dollar limit on the amount of a participant’s compensation that may be used to purchase shares under the plan.

The Executive Stock Purchase Plan operates in a similar manner to the tax-qualified Employee Stock Purchase Plan, in that it allows executives to contribute after-tax compensation for use in making quarterly purchases of AutoZone common stock. Options are granted under the Executive Stock Purchase Plan each calendar quarter and consist of two parts: a restricted share option and an unvested share option. Shares are purchased under the restricted share option at 100% of the closing price of AutoZone stock at the end of the calendar quarter (i.e., not at a discount), and a number of shares are issued under the unvested share option at no cost to the executive, so that the total number of shares acquired upon exercise of both options is equivalent to the number of shares that could have been purchased with the contributions at a price equal to 85% of the stock price at the end of the quarter. The unvested shares are subject to forfeiture if the executive does not remain with the company for one year after the grant date. After one year, the shares vest, and the executive owes taxes based on the share price on the vesting date (unless a so-called 83(b) election was made on the date of grant).

The table below can be used to compare and contrast the stock purchase plans. For more information about our stock-based plans, including the Executive Stock Purchase Plan, see Discussion of Plan-Based Awards Table on page 37.

	Employee Stock Purchase Plan	Executive Stock Purchase Plan

Contributions	After tax, limited to lower of 10% of eligible compensation or $15,000	After tax, limited to 25% of eligible compensation
Discount	15% discount based on lowest price at beginning or end of the quarter	15% discount based on quarter-end price
Vesting	None (one-year holding period only)	Shares granted to represent 15% discount vest after one year; one-year holding period for shares purchased at fair market value
Taxes — Individual	Ordinary income in amount of spread; capital gains for appreciation; taxed when shares sold	Ordinary income when restrictions lapse (83(b) election optional)
Taxes — Company	No deduction unless “disqualifying disposition”	Deduction when included in employee’s income

How does the Compensation Committee consider and determine executive and director compensation?

Chief Executive Officer.    The Compensation Committee establishes the compensation level for the Chief Executive Officer, including base salary, annual cash incentive compensation, and stock-based awards. The Chief Executive Officer’s compensation is reviewed annually by the Compensation Committee in conjunction with a review of his individual performance by the non-management directors, taking into account all forms of compensation, including base salary, annual cash incentive, stock options and other stock-based awards, and the value of other benefits received.

Other Executive Officers.    The Compensation Committee reviews and establishes base salaries for AutoZone’s executive officers other than the Chief Executive Officer based on each executive officer’s individual performance during the past fiscal year and on the recommendations of the Chief Executive Officer. The Compensation Committee approves the annual cash incentive amounts for the executive officers, which are determined by objectives established by the Compensation Committee at the beginning of each fiscal year as discussed above. The actual incentive amount paid depends on performance relative to the target objectives.

The Compensation Committee approves awards of stock options to many levels of management, including executive officers. Stock options are granted to executive officers upon initial hire or promotion, and thereafter are typically granted annually in accordance with guidelines established by the Compensation Committee as discussed above. The actual grant is determined by the Compensation Committee based on the guidelines and the performance of the individual in the position. The Compensation Committee considers the recommendations of the Chief Executive Officer. Other than grants of stock made pursuant to the stock purchase plans discussed above, from time to time the Compensation Committee has sole authority to approve any other individual awards of stock-based compensation.

Management Stock Ownership Requirement.    To further reinforce AutoZone’s objective of driving long-term stockholder results, AutoZone maintains a stock ownership requirement for all Executive Committee members (a total of 14 individuals at the end of fiscal 2016). Covered executives must attain a specified minimum level of stock ownership, based on a multiple of their base salary, within 5 years of the executive’s placement into a covered position. Executives who are promoted into a position with a higher multiple will have an additional 3 years to attain the increased required ownership level. In order to calculate whether each executive meets the ownership requirement, we total the value of each executive’s holdings of whole shares of stock and the intrinsic (or “in-the-money”) value of vested stock options, based on the fiscal year-end closing price of AutoZone stock, and compare that value to the appropriate multiple of fiscal year-end base salary.

To encourage full participation in our equity plans, all AutoZone stock acquired under those plans is included in the executive’s holdings for purposes of calculating his or her ownership. This includes vested stock options and vested shares which have restrictions on sale.

Key features of the stock ownership requirement are summarized in the table below:

Ownership Requirement	• Chief Executive Officer • Executive Vice President • Senior Vice President	5 times base salary 3 times base salary 2 times base salary
Holding Requirements

•  Individuals who have not achieved the ownership requirement within the specified period will be required to hold 50% of net after-tax shares upon exercise of any stock option, and may not sell any shares of AZO.

• Guidelines will no longer apply after an executive reaches age 62, in order to facilitate appropriate financial planning as retirement approaches. The Compensation Committee may waive the guidelines for any other executive at its discretion.

Ownership Definition

• Shares of stock directly owned;

• Unvested Shares acquired via the Executive Stock Purchase Plan; and

• Vested stock options acquired via the AutoZone Stock Option Plan (based on the “in-the-money” value).

Under AutoZone’s insider trading policies, all transactions involving put or call options on the stock of AutoZone are prohibited at all times. Officers and directors and their respective family members may not directly or indirectly participate in transactions involving trading activities which by their aggressive or speculative nature may give rise to an appearance of impropriety.

What roles do the Chief Executive Officer and other executive officers play in the determination of executive compensation?

The Chief Executive Officer attends most meetings of the Compensation Committee and participates in the process by answering Compensation Committee questions about pay philosophy and by ensuring that the Compensation Committee’s requests for information are fulfilled. He also assists the Compensation Committee in determining the compensation of the executive officers by providing recommendations and input about such matters as individual performance, tenure, and size, scope and complexity of their positions. The Chief Executive Officer makes specific recommendations to the Compensation Committee concerning the compensation of his direct reports and other senior executives, including the executive officers. These recommendations usually relate to base salary increases, changes to annual incentive targets and stock option grants. The Chief Executive Officer also recommends pay packages for newly hired executives. Management provides the Compensation Committee with data, analyses and perspectives on market trends and annually prepares information to assist the Compensation Committee in its consideration of such recommendations. Annual incentive awards are based on achievement of business objectives set by the Compensation Committee, but the Compensation Committee may exercise negative discretion, and if it does so, it is typically in reliance on the Chief Executive Officer’s assessment of an individual’s performance.

The Chief Executive Officer does not make recommendations to the Compensation Committee regarding his own compensation. The Senior Vice President, Human Resources has direct discussions with the

Compensation Committee Chair regarding the Compensation Committee’s recommendations on the Chief Executive Officer’s compensation; however, Compensation Committee discussions of specific pay actions related to the Chief Executive Officer are held outside his presence.

Does AutoZone use compensation consultants?

The Compensation Committee used the services of Pearl Meyer & Partners (“PM&P”) during fiscal 2015 through early fiscal 2016. PM&P, affirmatively “independent” pursuant to Securities and Exchange Commission and New York Stock Exchange requirements, was hired by and reported directly to, the Compensation Committee. PM&P does not perform any consulting work for AutoZone’s management.

The Compensation Committee has authority, pursuant to its charter, to hire consultants of its selection to advise it with respect to AutoZone’s compensation programs, and it may also limit the use of the Compensation Committee’s compensation consultants by AutoZone’s management as it deems appropriate. Although historically AutoZone has hired consultants to provide services from time to time, it is not AutoZone’s usual practice, and as discussed previously, neither the Compensation Committee nor AutoZone’s management regularly engages consultants as part of the annual review and determination of executive compensation.

What are AutoZone’s peer group and compensation benchmarking practices?

AutoZone reviews publicly-available data from a peer group of companies to help us ensure that our overall compensation remains competitive. The peer group data we use is from proxy filings and other published sources – it is not prepared or compiled especially for AutoZone.

We periodically review the appropriateness of this peer group. It typically has changed when such events as acquisitions and spin-offs have occurred. Accordingly, during fiscal 2016 management recommended the inclusion of Dollar Tree following its combination with Family Dollar Stores.

The criteria used to select the peer group companies listed below were primarily, but not exclusively:

•	Direct competitors;

•	Companies with which we compete for talent, customers and capital; and

•	Companies with revenues consistently ranging between 50% and 200% of AutoZone’s revenues.

AutoZone Peer Group
Advance Auto Parts Barnes & Noble Bed Bath & Beyond Darden Restaurants Dick’s Sporting Goods Dollar General	Dollar Tree Foot Locker Gamestop Gap Stores Genuine Parts L Brands	O’Reilly Automotive Ross Stores Sherwin Williams Starbucks Tractor Supply Company Yum! Brands

We do not use information from the peer group or other published sources to set precise compensation targets or make individual compensation decisions. AutoZone does not engage in “benchmarking,” such as targeting base salary at peer group median for a given position. Rather we use such data as context in reviewing AutoZone’s overall compensation levels and approving recommended compensation actions. Broad survey data and peer group information are just two elements that we find useful in maintaining a reasonable and competitive compensation program. Other elements that we consider are individual performance, Company performance, individual tenure, position tenure, and succession planning.

What is AutoZone’s policy concerning the taxation of compensation?

The Compensation Committee considers the provisions of Section 162(m) of the Internal Revenue Code which allows the Company to take an income tax deduction for compensation up to $1 million and for certain compensation exceeding $1 million paid in any taxable year to a “covered employee” as that term is defined in the Code. There is an exception for qualified performance-based compensation, and AutoZone’s compensation program is designed to maximize the tax deductibility of compensation paid to executive officers, where possible. However, the Compensation Committee may authorize payments which are not deductible where it is in the best interests of AutoZone and its stockholders.

Payments made pursuant to AutoZone’s Executive Incentive Compensation Plan, as well as the stock options granted under the Amended 2011 Equity Plan, qualify as performance-based compensation. Base salaries (less deferred compensation), restricted stock awards, Executive Stock Purchase Plan vested shares, and certain benefits and perquisites do not qualify as performance-based under 162(m). For fiscal 2016, the sum of this compensation for each of AutoZone’s “covered employees” did not exceed $1 million; therefore, the compensation of the Chief Executive Officer and the other “covered employees” was fully deductible in fiscal 2016.

Section 409A of the Internal Revenue Code was created with the passage of the American Jobs Creation Act of 2004. These tax regulations create strict rules related to non-qualified deferred compensation earned and vested on or after January 1, 2005. The Internal Revenue Service periodically releases Notices and other guidance related to Section 409A, and AutoZone continues to take actions necessary to comply with the Section’s requirements by the deadlines established by the Internal Revenue Service.

Compensation Committee Report

The Compensation Committee of the Board of Directors (the “Committee”) has reviewed and discussed with management the Compensation Discussion and Analysis (“CD&A”). Based on the review and discussions, the Committee recommended to the Board of Directors that the CD&A be included in this proxy statement.

Members of the Compensation Committee:

Earl G. Graves, Jr., Chair

Douglas H. Brooks

Linda A. Goodspeed

W. Andrew McKenna

George R. Mrkonic, Jr.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee is composed solely of independent, non-employee directors. The members of the Compensation Committee of the Board of Directors during the 2016 fiscal year are listed above.

Compensation Program Risk Assessment

AutoZone’s management conducts ongoing assessments of the compensation plans and programs that apply throughout the Company, including those plans and programs in which our executives participate. The assessments are performed by key members of AutoZone’s human resources, finance, operations, and legal teams, and entails thorough discussions of each plan’s or program’s design and operation. Significant findings are reviewed by senior management prior to being reviewed and discussed with the Compensation Committee.

Plan elements which are reviewed include participants, performance measures, performance and payout curves or formulas, how target level performance is determined (including whether any thresholds and caps exist), how frequently payouts occur, and the mix of fixed and variable compensation which the plan delivers. The plans and programs are also reviewed from the standpoint of reasonableness (e.g., how target and above-target pay levels compare to similar plans for similar populations at other companies, and how payout amounts relate to the results which generate the payment), how well the plans and programs are aligned with AutoZone’s goals and objectives, and from an overall standpoint, whether these plans and programs represent an appropriate mix of short- and long-term compensation.

The purpose of these reviews is to determine whether the risks related to the design and operation of these plans and programs, if present, are reasonably likely to have a material adverse effect on the company. We believe that our compensation policies and practices do not encourage excessive risk-taking and are not reasonably likely to have a material adverse effect on the company. The various mitigating factors which support this conclusion include:

•	Oversight of the management incentive plan and all stock-based compensation by the Compensation Committee of the Board of Directors;

•	Senior management oversight of key plans and programs, including approving target level payouts, setting financial and operating goals, and approving payouts;

•	Administration and oversight of plans and programs by multiple functions within the Company (e.g., finance, operations, legal and human resources);

•	Interrelationship between measures (e.g., correlation between economic profit performance and appreciation in the per-share price of AutoZone’s stock);

•	Vesting and stock ownership requirements for executive officers which encourage long-term perspectives among participants; and

•	A preference for performance measures which result in payments only upon achievement of ultimate financial results.

SUMMARY COMPENSATION TABLE

This table shows the compensation paid to the Named Executive Officers during the 2016 fiscal year.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)(3)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change In Pension Value & Non-qualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total ($)
William C. Rhodes III	2016	1,000,000	—	90,300	12,490,176	1,543,750	39,196	186,549	15,349,971
Chairman, President &	2015	1,000,000	—	90,628	2,563,220	1,507,500	9,089	181,256	5,351,693
Chief Executive Officer	2014	1,000,000	—	90,041	2,574,670	1,483,750	33,610	172,280	5,354,351
William T. Giles	2016	601,090	—	27,452	1,737,659	556,761	—	104,348	3,027,310
CFO/Executive Vice President,	2015	560,539	—	27,530	1,561,502	507,008	—	107,845	2,764,424
Finance, IT & ALLDATA	2014	544,385	—	32,039	1,555,530	484,639	—	92,422	2,709,015
Mark A. Finestone	2016	492,154	—	26,373	1,803,231	446,624	—	94,412	2,862,794
Executive Vice President,	2015	430,154	—	13,274	1,163,761	311,260	—	87,423	2,005,872
Merchandising, Supply Chain	2014	418,154	—	10,050	1,166,647	297,810	—	78,530	1,971,191
& Marketing
William W. Graves	2016	492,154	—	18,637	1,475,371	446,624	28,313	97,232	2,558,331
Executive Vice President,	2015	430,154	—	17,275	1,163,761	311,260	7,685	89,883	2,020,018
Mexico, Brazil, IMC & Store	2014	418,154	—	13,028	1,166,647	297,810	26,128	85,873	2,007,640
Development
Thomas B. Newbern	2016	492,154	—	—	1,803,231	446,624	66,149	57,519	2,865,677
Executive Vice President,	2015	430,154	—	—	1,163,761	311,260	16,344	43,611	1,965,130
Store Operations, Commercial
& Loss Prevention

(1)	Annual incentive awards were paid pursuant to the 2010 Executive Incentive Compensation Plan and the EICP and therefore appear in the “non-equity incentive plan compensation” column of the table.

(2)	Represents shares acquired pursuant to the Executive Stock Purchase Plan, the Amended 2011 Equity Plan and the 2011 Equity Plan. See “Compensation Discussion and Analysis” on page 22 for more information about these plans. See Note B, Share-Based Payments, to our consolidated financial statements in our 2016 Annual Report for a description of the Amended 2011 Equity Plan and the Executive Stock Purchase Plan and the accounting and assumptions used in calculating expenses in accordance with FASB ASC Topic 718.

(3)	The value of stock awards and option awards was determined as required by FASB ASC Topic 718. There is no assurance that these values will be realized. See Note B, Share-Based Payments, to our consolidated financial statements in our 2016 Annual Report for details on assumptions used in the valuation.

(4)	Incentive amounts were earned for the 2016 fiscal year pursuant to the EICP and were paid in October 2016. See “Compensation Discussion and Analysis” on page 22 for more information about this plan.

(5)	Our defined benefit pension plans were frozen as of December 31, 2002, and accordingly, benefits do not increase or decrease, and there is no service cost. We have determined that annual changes in actuarial assumptions result in year-over-year changes in the present values of the benefits provided. Therefore, the values shown in the column represent the change in value from one year to the next, with negative changes reflected as zero change. See the Pension Benefits table on page 41 for more information. We did not provide above-market or preferential earnings on deferred compensation in 2014, 2015 or 2016.

(6)	All Other Compensation includes the following:

Name		Perquisites and Personal Benefits($)(A)		Tax Gross- ups ($)(C)	Company Contributions to Defined Contribution Plans($)(D)	Life Insurance Premiums ($)
William C. Rhodes III	2016	64,728	(B)	5,641	100,300	15,880
	2015	63,016	(B)	3,010	99,350	15,880
	2014	57,361	(B)	—	101,159	13,760
William T. Giles	2016	45,943	(B)	2,431	42,973	13,001
	2015	54,565	(B)	—	41,660	11,620
	2014	41,204	(B)	—	40,738	10,480
Mark A. Finestone	2016	58,319	(B)	2,431	30,245	3,417
	2015	54,941	(B)	—	29,065	3,417
	2014	46,310	(B)	—	28,660	3,560
William W. Graves	2016	59,833	(B)	2,431	30,235	4,733
	2015	56,107	(B)	—	29,043	4,733
	2014	53,609	(B)	—	28,704	3,560
Thomas B. Newbern	2016	18,216		5,641	30,245	3,417
	2015	9,561		1,568	29,065	3,417

(A)	Perquisites and personal benefits for all Named Executive Officers include Company-provided home security system and/or monitoring services, airline club memberships and status upgrades, Company-paid spouse business-related travel, Company-paid long-term disability insurance premiums, and matching charitable contributions under the AutoZone Matching Gift Program.

(B)	The perquisites or personal benefits which exceeded the greater of $25,000 or 10% of the total amount of perquisites and personal benefits for an executive officer, which consisted of matching charitable contributions made under the AutoZone Matching Gift program, under which executives may contribute to qualified charitable organizations and AutoZone provides a matching contribution to the charities in an equal amount, up to $50,000 in the aggregate for each executive officer annually, are as follows:

Name	2016 ($)	2015 ($)	2014 ($)
William C. Rhodes III	50,000	50,000	50,000
William T. Giles	38,000	50,000	36,000
Mark A. Finestone	50,000	50,000	41,272
William W. Graves	50,000	50,000	47,331

(C)	Represents amounts related to Company-paid spouse business-related travel.

(D)	Represents employer contributions to the AutoZone, Inc. 401(k) Plan and the AutoZone, Inc. Executive Deferred Compensation Plan.

GRANTS OF PLAN-BASED AWARDS

The following table sets forth information regarding plan-based awards granted to the Company’s Named Executive Officers during the 2016 fiscal year.

	Equity Plans Grant Date	Estimated Future Payments Under Nonequity Incentive Plans(1)			All other Stock Awards: Number of shares of Stock or Units (#) (2)	All other Option Awards: Number of securities underlying options (#) (3)	Exercise or base price of option awards ($)	Grant date fair value of stock and option awards ($)
Name		Threshold ($)	Target ($)	Maximum ($)
William C. Rhodes III		625,000	1,250,000	N/A
	10/6/2015					7,850	744.62	1,286,851
	10/7/2015					50,000	736.00	11,203,325
	9/30/2015				15			10,857
	12/31/2015				76			56,385
	3/31/2016				13			10,357
	6/30/2016				16			12,701

								12,580,476
William T. Giles		228,006	456,012	N/A
	10/6/2015					10,600	744.62	1,737,659
	9/30/2015				9			6,514
	12/31/2015				10			7,419
	3/31/2016				8			6,374
	6/30/2016				9			7,145

								1,765,111
Mark A. Finestone		187,500	375,000	N/A
	10/6/2015					11,000	744.62	1,803,231
	9/30/2015				4			2,895
	12/31/2015				22			16,322
	3/31/2016				4			3,187
	6/30/2016				5			3,969

								1,829,604
William W. Graves		187,500	375,000	N/A
	10/6/2015					9,000	744.62	1,475,371
	9/30/2015				1			724
	12/31/2015				22			16,322
	3/31/2016				1			797
	6/30/2016				1			794

								1,494,008
Thomas B. Newbern		187,500	375,000	N/A
	10/6/2015					11,000	744.62	1,803,231

								1,803,231

(1)	Represents potential threshold, target and maximum incentive compensation for the 2016 fiscal year under the EICP based on each officer’s salary on the date the 2016 fiscal year targets were approved. The amounts actually paid for the 2016 fiscal year are described in the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table. The “threshold” is the minimum payment level under the EICP which is 50% of the target amount. There is no overall percentage maximum; however, awards paid to any individual pursuant to the EICP may not exceed $4 million. See “Compensation Discussion and Analysis” at page 22 and the discussion following this table for more information on the EICP.

(2)	Represents shares awarded pursuant to the Executive Stock Purchase Plan. See “Compensation Discussion and Analysis” at page 22 and the discussion following this table for more information on the Executive Stock Purchase Plan.

(3)	Represents options awarded pursuant to the 2011 Equity Plan. See “Compensation Discussion and Analysis” at page 22 and the discussion following this table for more information on equity plans.

Discussion of Plan-Based Awards Table

Executive Incentive Compensation Plan.    The EICP is intended to be a performance-based compensation plan under Section 162(m) of the Internal Revenue Code. The Company’s executive officers, as determined by the Compensation Committee of the Board of Directors, are eligible to participate in the EICP. At the beginning of each fiscal year, the Compensation Committee establishes a goal, which may be a range from a minimum to a maximum attainable bonus, based on one or more of the following measures:

• Earnings	• Return on invested capital
• Earnings per share	• Economic value added
• Sales	• Return on inventory
• Market share	• EBIT margin
• Operating or net cash flows	• Sales per square foot
• Pre-tax profits	• Comparable store sales
• Earnings before interest and taxes (EBIT)

The EICP provides that the goal may be different for different executives. The goals can change annually to support our business objectives. After the end of each fiscal year, the Compensation Committee must certify the attainment of goals under the EICP and direct the amount to be paid to each participant in cash. See “Compensation Discussion and Analysis” on page 22 for more information about the EICP.

Executive Stock Purchase Plan.    The Executive Stock Purchase Plan permits participants to acquire AutoZone common stock in excess of the purchase limits contained in AutoZone’s Employee Stock Purchase Plan. Because the Executive Stock Purchase Plan is not required to comply with the requirements of Section 423 of the Internal Revenue Code, it has a higher limit on the percentage of a participant’s compensation that may be used to purchase shares (25%) and places no dollar limit on the amount of a participant’s compensation that may be used to purchase shares under the plan. For more information about the Executive Stock Purchase Plan, see “Compensation Discussion and Analysis” on page 22.

Stock Options.    Stock options are awarded to many levels of management, including executive officers, to align the long-term interests of AutoZone’s management and our stockholders. During the 2016 fiscal year, 733 AutoZone employees received stock options. The stock options shown in the table were granted pursuant to the Amended 2011 Equity Plan and the 2011 Equity Plan.

Both incentive stock options and non-qualified stock options, or a combination of both, can be granted under the Amended 2011 Equity Plan. Incentive stock options have a maximum term of ten years, and non-qualified stock options have a maximum term of ten years and one day. The stock options subject to Mr. Rhodes’ one-time grant in 2015 vest in equal increments on the fourth and fifth anniversaries of the grant date. All other options granted during the 2016 fiscal year vest in one-fourth increments over a four-year period. All options granted under the Amended 2011 Equity Plan have an exercise price equal to the fair market value of AutoZone common stock on the date of grant, which is defined as the closing price on the grant date. Option repricing is expressly prohibited by the terms of the Amended 2011 Equity Plan.

Each grant of stock options is governed by the terms of a Stock Option Agreement entered into between the Company and the executive officer at the time of the grant. The Stock Option Agreements provide vesting schedules and other terms of the grants in accordance with the Amended 2011 Equity Plan.

Under the Amended 2011 Equity Plan, participants may receive equity-based compensation in the form of stock appreciation rights, restricted shares, restricted share units, dividend equivalents, deferred stock, stock payments, performance share awards and other incentive awards structured by the Compensation Committee and the Board within parameters set forth in the Amended 2011 Equity Plan.

The aggregate number of shares of AutoZone common stock available for equity grants pursuant to the Amended 2011 Equity Plan will be reduced by two shares for every share delivered in settlement of an award other than (i) a stock option, (ii) a stock appreciation right or (iii) any other award for which the holder pays the intrinsic value existing as of the date of grant (such awards, “Full Value Awards”). To the extent that any award other than a Full Value Award is forfeited, expires or is settled in cash without the delivery of shares to the holder, then any shares subject to the award will again be available for the grant of an award pursuant to the Amended 2011 Equity Plan; if such forfeited, expired or cash-settled award is a Full Value Award, then the number of shares available under the Amended 2011 Equity Plan will be increased by two shares for each share subject to the award that is forfeited, expired or cash-settled. However, shares tendered or withheld in payment of the exercise price of an option or in satisfaction of any tax withholding obligations with respect to an award, shares subject to a stock appreciation right that are not issued in connection with the stock settlement of the stock appreciation right on exercise thereof, and shares purchased on the open market with the cash proceeds from the exercise of options, will not again be available for the grant of an award pursuant to the Amended 2011 Equity Plan. Any shares of restricted stock repurchased by AutoZone at the same price paid by the participant, so that such shares are returned to AutoZone, will again be available for awards granted pursuant to the Amended 2011 Equity Plan. The payment of dividend equivalents in cash in conjunction with any outstanding awards will not be counted against the shares available for issuance under the Amended 2011 Equity Plan.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth information regarding outstanding stock option awards under the Amended 2011 Equity Plan, the 2011 Equity Plan, the AutoZone, Inc. 2006 Stock Option Plan the “2006 Stock Option Plan”) and the Third Amended and Restated AutoZone, Inc. 1996 Stock Option Plan (“1996 Stock Option Plan”), other outstanding equity awards under the amended 2011 Equity Plan and the 2011 Equity Plan, and unvested shares under the Executive Stock Purchase Plan for the Company’s Named Executive Officers as of August 27, 2016:

		Option Awards					Stock Awards
	Grant Date	Number of securities underlying unexercised options(1)			Option Exercise Price	Option Expiration Date	Number of shares of stock that have not vested(2)	Market value of shares of stock that have not vested(3)
Name		Exercisable	Unexercisable
William C. Rhodes III	09/22/2008	32,000	—		$130.79	9/23/2018
	09/29/2009	500	—		$142.77	9/29/2019
	09/29/2009	26,500	—		$142.77	9/30/2019
	09/29/2010	700	—		$228.20	9/29/2020
	09/29/2010	23,700	—		$228.20	9/30/2020
	09/27/2011	400	—		$326.00	9/27/2021
	09/27/2011	20,800	—		$326.00	9/28/2021
	09/27/2012	16,875	5,625		$371.47	9/28/2022
	10/01/2013	9,600	9,600		$425.11	10/2/2023
	09/23/2014	4,350	13,050		$507.79	9/24/2024
	10/06/2015	—	7,850		$744.62	10/7/2025
	10/07/2015	—	50,000	(4)	$736.00	10/8/2025
	9/30/2015						15	$11,302
	12/31/2015						76	$57,264
	3/31/2016						13	$9,795
	6/30/2016						16	$12,056
Totals		135,425	86,125				120	$90,417
William T. Giles	09/22/2008	18,400	—		$130.79	9/23/2018
	09/29/2009	15,800	—		$142.77	9/30/2019
	09/28/2010	13,500	—		$225.74	9/29/2020
	09/27/2011	125	—		$326.00	9/27/2021
	09/27/2011	12,000	—		$326.00	9/28/2021
	09/27/2012	10,200	3,400		$371.47	9/28/2022
	10/01/2013	5,800	5,800		$425.11	10/2/2023
	09/23/2014	2,650	7,950		$507.79	9/24/2024
	10/06/2015	—	10,600		$744.62	10/7/2025
	9/30/2014						9	$6,781
	12/31/2014						10	$7,535
	3/31/2015						8	$6,028
	6/30/2015						9	$6,781
Totals		78,475	27,750				36	$27,125
Mark Finestone	09/28/2010	13,500	—		$225.74	9/29/2020
	09/27/2011	11,800	—		$326.00	9/28/2021
	09/27/2012	7,050	2,350		$371.47	9/28/2022
	10/01/2013	4,350	4,350		$425.11	10/2/2023
	09/23/2014	1,975	5,925		$507.79	9/24/2024
	10/06/2015	—	11,000		$744.62	10/7/2025
	9/30/2014						4	$3,014
	12/31/2014						22	$16,576
	3/31/2015						4	$3,014
	6/30/2015						5	$3,767
Totals		38,675	23,625				35	$26,371

		Option Awards				Stock Awards
	Grant Date	Number of securities underlying unexercised options(1)		Option Exercise Price	Option Expiration Date	Number of shares of stock that have not vested(2)	Market value of shares of stock that have not vested(3)
Name		Exercisable	Unexercisable
William W. Graves	09/29/2009	12,000	—	$142.77	9/30/2019
	09/28/2010	900	—	$225.74	9/28/2020
	09/28/2010	10,500	—	$225.74	9/29/2020
	09/27/2011	500	—	$326.00	9/27/2021
	09/27/2011	9,500	—	$326.00	9/28/2021
	09/27/2012	7,050	2,350	$371.47	9/28/2022
	10/01/2013	4,350	4,350	$425.11	10/2/2023
	09/23/2014	1,975	5,925	$507.79	9/24/2024
	10/06/2015	—	9,000	$744.62	10/7/2025
	9/30/2014					1	$753
	12/31/2014					22	$16,576
	3/31/2015					1	$753
	6/30/2015					1	$753
Totals		46,775	21,625			25	$18,835
Thomas B. Newbern	09/27/2012	—	2,350	$371.47	9/28/2022
	10/01/2013	—	4,350	$425.11	10/2/2023
	09/23/2014	—	5,925	$507.79	9/24/2024
	10/06/2015	—	11,000	$744.62	10/7/2025
Totals		—	23,625

(1)	Unless indicated otherwise, stock options vest annually in one-fourth increments over a four-year period. Both incentive stock options and non-qualified stock options have been awarded.

(2)	Represents shares acquired pursuant to unvested shares granted under the Executive Stock Purchase Plan. Such shares vest on the first anniversary of the date the option was exercised under the plan, and will vest immediately upon a participant’s termination of employment without cause or the participant’s death, disability or retirement.

(3)	Based on the closing price of AutoZone common stock on August 26, 2016 ($753.47 per share).

(4)	Represents a one-time grant of non-qualified stock options pursuant to the 2011 Equity Plan. Fifty percent (50%) of the shares vest on the fourth anniversary of the grant, and the other fifty percent (50%) vest on the fifth anniversary of the grant.

OPTION EXERCISES AND STOCK VESTED

The following table sets forth information regarding stock option exercises and vested stock awards for the Company’s Named Executive Officers during the fiscal year ended August 27, 2016:

	Option Awards		Stock Awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($)(1)	Number of shares acquired on vesting (#)(2)	Value realized on vesting ($)(3)
William C. Rhodes III	38,600	24,286,796	147	110,544
William T. Giles	21,400	13,258,314	45	34,215
Mark A. Finestone	10,500	6,884,861	21	16,023
William W. Graves	—	—	28	20,896
Thomas B. Newbern	24,800	10,640,297	—	—

(1)	If the shares were sold immediately upon exercise, the value realized on exercise of the option is the difference between the actual sales price and the exercise price of the option. Otherwise, the value realized is the difference between the closing price of AutoZone common stock on the New York Stock Exchange on the date of exercise and the exercise price of the option.

(2)	Represents shares acquired pursuant to the Executive Stock Purchase Plan. See “Compensation Discussion and Analysis” on page 22 for more information about this plan.

(3)	Based on the closing price of AutoZone common stock on the vesting date.

PENSION BENEFITS

The following table sets forth information regarding pension benefits for the Company’s Named Executive Officers as of August 27, 2016:

Name	Plan Name	Number of Years of Credited Service	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)
William C. Rhodes III	AutoZone, Inc. Associates Pension Plan	7	116,585	—
	AutoZone, Inc. Executive Deferred Compensation Plan		73,310	—
William T. Giles	N/A
Mark A. Finestone	N/A			—
William W. Graves	AutoZone, Inc. Associates Pension Plan	9	141,167	—
	AutoZone, Inc. Executive Deferred Compensation Plan		22,515	—
Thomas B. Newbern	AutoZone, Inc. Associates Pension Plan	17	288,152	—
	AutoZone, Inc. Executive Deferred Compensation Plan		66,136	—

(1)	As the plan benefits were frozen as of December 31, 2002, there is no service cost and increases in future compensation levels no longer impact the calculations. The benefit of each participant is accrued based on a funding formula computed by our independent actuaries, Mercer. See Note L, Pension and Savings Plans, to our consolidated financial statements in our 2016 Annual Report for a discussion of our assumptions used in determining the present value of the accumulated pension benefits.

Prior to January 1, 2003, substantially all full-time AutoZone employees were covered by a defined benefit pension plan, the AutoZone, Inc. Associates Pension Plan (the “Pension Plan”). The Pension Plan is a traditional defined benefit pension plan which covered full-time AutoZone employees who were at least 21 years old and had completed one year of service with the Company. The benefits under the Pension Plan were based on years of service and the employee’s highest consecutive five-year average compensation. Compensation included total annual earnings shown on Form W-2 plus any amounts directed on a tax-deferred basis into Company-sponsored benefit plans, but did not include reimbursements or other expense allowances, cash or non-cash fringe benefits, moving expenses, non-cash compensation (regardless of whether it resulted in imputed income), long-term cash incentive payments, gain on exercise of stock options, payments under any insurance plan, payments under any weekly-paid indemnity plan, payments under any long term disability plan, nonqualified deferred compensation, or welfare benefits.

AutoZone also maintained a supplemental defined benefit pension plan for certain highly compensated employees to supplement the benefits under the Pension Plan as part of our Executive Deferred Compensation Plan (the “Supplemental Pension Plan”). The purpose of the Supplemental Pension Plan was to provide any benefit that could not be provided under the qualified plan due to IRS limitations on the amount of salary that could be recognized in the qualified plan. The benefit under the Supplemental Pension Plan is the difference between (a) the amount of benefit determined under the Pension Plan formula but using the participant’s total compensation without regard to any IRS limitations on salary that can be recognized under the qualified plan, less (b) the amount of benefit determined under the Pension Plan formula reflecting the IRS limitations on compensation that can be reflected under a qualified plan.

In December 2002, both the Pension Plan and the Supplemental Pension Plan were frozen. Accordingly, all benefits to all participants in the Pension Plan were fixed and could not increase, and no new participants could join the plans.

Annual benefits to the Named Executive Officers are payable upon retirement at age 65. Sixty monthly payments are guaranteed after retirement. The benefits will not be reduced by Social Security or other amounts received by a participant. The basic monthly retirement benefit is calculated as 1% of average monthly compensation multiplied by a participant’s years of credited service. Benefits under the Pension Plan may be taken in one of several different annuity forms. The actual amount a participant would receive depends upon the payment method chosen.

A participant in the Pension Plan is eligible for early retirement under the plan if he or she is at least 55 years old AND was either (a) a participant in the original plan as of June 19, 1976; or (b) has completed at least ten (10) years of service for vesting (i.e. years in which the participant worked at least 1,000 hours after becoming a Pension Plan participant). The early retirement date will be the first of any month after the participant meets these requirements and chooses to retire. Benefits may begin immediately, or the participant may elect to begin receiving them on the first of any month between the date he or she actually retires and the normal retirement date. If a participant elects to begin receiving an early retirement benefit before the normal retirement date, the amount of the accrued benefit will be reduced according to the number of years by which the start of benefits precedes the normal retirement date.

Messrs. Rhodes, Graves and Newbern are participants in the Pension Plan and the Supplemental Pension Plan. No Named Executive Officers received payment of a retirement benefit in fiscal 2016.

NONQUALIFIED DEFERRED COMPENSATION

The following table sets forth information regarding nonqualified deferred compensation for the Company’s Named Executive Officers as of and for the year ended August 27, 2016.

Name	Plan	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)(3)	Aggregate withdrawals / distributions ($)	Aggregate Balance at Last FYE ($)
William C. Rhodes III	Executive Deferred Compensation Plan	602,250	89,700	588,554	—	9,640,343

William T. Giles	Executive Deferred Compensation Plan	95,427	32,477	57,834	—	862,602

William W. Graves	Executive Deferred Compensation Plan	189,898	19,653	54,907	—	1,167,131

Mark A. Finestone	Executive Deferred Compensation Plan	71,950	19,653	42,621	(44,884)	786,114

Thomas B. Newbern	Executive Deferred Compensation Plan	160,160	19,653	67,938	(10,180)	1,605,616

(1)	Represents contributions by the Named Executive Officers under the AutoZone, Inc. Executive Deferred Compensation Plan (the “EDCP”). Such contributions are included under the appropriate “Salary” and “Non-Equity Incentive Plan Compensation” columns for the Named Executive Officers in the Summary Compensation Table.

(2)	Represents matching contributions by the Company under the EDCP. Such contributions are included under the “All Other Compensation” column for the Named Executive Officers in the Summary Compensation Table.

(3)	Represents the difference between the aggregate balance at end of fiscal 2016 and the end of fiscal 2015, excluding (i) contributions made by the executive officer and the Company during fiscal 2016 and (ii) any withdrawals or distributions during fiscal 2016. None of the earnings in this column were included in the Summary Compensation Table because they were not preferential or above market.

Officers of the Company with the title of vice president or higher based in the United States are eligible to participate in the EDCP after their first year of employment with the Company. As of August 27, 2016, there were 45 such officers of the Company. The EDCP is a nonqualified plan that allows officers to make a pretax deferral of base salary and bonus compensation. Officers may defer up to 25% of base salary and up to 75% of bonus compensation. The Company match is calculated based on 100% of the first 3% of deferred compensation and 50% of the next 2% deferred, less the maximum value of the Company match available generally to participants in AutoZone’s 401(k) Plan. Participants may select among various mutual funds in which to invest their deferral accounts. Participants may elect to receive distribution of their deferral accounts at retirement or starting in a specific future year of choice before or after anticipated retirement (but not later than the year in which the participant reaches age 75). If a participant’s employment with AutoZone terminates other than by retirement or death, the account balance will be paid in a lump sum payment six months after termination of employment. There are provisions in the EDCP for withdrawal of all or part of the deferral account balance in the event of an extreme and unforeseen financial hardship.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Our Named Executive Officers may receive certain benefits if their employment terminates under specified circumstances. These benefits derive from Company policies, plans, agreements and arrangements described below.

Agreement with Mr. Rhodes

In February 2008, Mr. Rhodes and AutoZone entered into an agreement (the “Agreement”) providing that if Mr. Rhodes’ employment is terminated by the Company without cause, he will receive severance benefits consisting of an amount equal to 2.99 times his then-current base salary, a lump sum prorated share of any unpaid annual bonus incentive for periods during which he was employed, and AutoZone will pay the cost of COBRA premiums to continue his medical, dental and vision insurance benefits for up to 18 months to the extent such premiums exceed the amount Mr. Rhodes had been paying for such coverage during his employment. The Agreement further provides that Mr. Rhodes will not compete with AutoZone or solicit its employees for a three-year period after his employment with AutoZone terminates.

Executive Officer Agreements (Messrs. Giles, Finestone, Graves and Newbern)

AutoZone’s executive officers who do not have written employment agreements, including Messrs. Giles, Finestone, Graves and Newbern, have entered into agreements (“Severance and Non-Compete Agreements”) with the Company providing that if their employment is involuntarily terminated without cause, and if they sign an agreement waiving certain legal rights, they will receive severance benefits in the form of salary continuation for a period of time ranging from 12 months to 24 months, depending on their length of service at the time of termination. Mr. Giles presently has 10 years of service, Mr. Finestone has 14 years of service, Mr. Graves has 23 years of service and Mr. Newbern has 31 years of service.

Years of Service	Severance Period

Less than 2	12 months

2 – less than 5	18 months

5 or more	24 months

The executives will also receive a lump sum prorated share of their annual bonus incentive when such incentives are paid to similarly-situated executives. Medical, dental and vision insurance benefits generally continue through the severance period up to a maximum of 18 months, with the Company paying the cost of COBRA premiums to the extent such premiums exceed the amount the executive had been paying for such coverage. An appropriate level of outplacement services may be provided based on individual circumstances.

The Severance and Non-Compete Agreement further provides that the executive will not compete with AutoZone or solicit its employees for a two-year period after his or her employment with AutoZone terminates.

Equity Plans

All outstanding, unvested stock options, including those held by the Named Executive Officers, will vest immediately upon the option holder’s death pursuant to the terms of the stock option agreements.

Unvested shares under our Executive Stock Purchase Plan, which normally are subject to forfeiture if a participant’s employment terminates prior to the first anniversary of their acquisition, will vest immediately if the termination is by reason of the participant’s death, disability, termination by the Company without cause, or retirement on or after the participant’s normal retirement date. The plan defines “disability,” “cause,” and “normal retirement date.”

Life Insurance

AutoZone provides all salaried employees in active full-time employment in the United States a company-paid life insurance benefit in the amount of two times annual earnings. “Annual earnings” exclude stock compensation and gains realized from stock option exercises, but include salary and incentive compensation received. Additionally, salaried employees are eligible to purchase additional life insurance subject to insurability above certain amounts. The maximum benefit of the company-paid and the additional coverage combined is $5,000,000. All of the Named Executive Officers are eligible for this benefit.

Disability Insurance

All full-time officers at the level of vice president and above are eligible to participate in two executive long-term disability plans. Accordingly, AutoZone purchases individual disability policies for its executive officers that pay 70% of the first $7,143 of insurable monthly earnings in the event of disability. Additionally, the executive officers are eligible to receive an executive long-term disability plan benefit in the amount of 70% of the next $35,714 of insurable monthly earnings to a maximum benefit of $25,000 per month. AutoZone purchases insurance to cover this plan benefit. These two benefits combined provide a maximum benefit of $30,000 per month. The benefit payment for these plans may be reduced by deductible sources of income and disability earnings.

The following table shows the amounts that the Named Executive Officers would have received if their employment had been terminated under specified circumstances on August 27, 2016. This table does not include amounts related to the Named Executive Officers’ vested benefits under our deferred compensation and pension plans or pursuant to stock option awards, all of which are described in the tables above.

Name	Voluntary or For Cause Termination ($)	Involuntary Termination Not For Cause ($)	Change in Control ($)	Disability ($)	Death ($)	Normal Retirement ($)
William C. Rhodes, III(1)
Severance Pay	—	2,990,000	—	—	—	—
Annual Incentive	—	1,543,750	—	1,543,750	1,543,750	1,543,750
Benefits Continuation	—	21,988	—	—	2,883	—
Unvested Stock Options	—	—	—	—	9,450,103	—
Unvested Stock Awards	—	90,417	—	90,417	90,417	90,417
Disability Benefits	—	—	—	5,280,000	—	—
Life Insurance Benefits	—	—	—	—	5,000,000	—
Total	—	4,646,155	—	6,914,167	16,087,153	1,634,167

William T. Giles(2)
Severance Pay	—	1,216,032	—	—	—	—
Annual Incentive	—	556,761	—	556,761	556,761	556,761
Benefits Continuation	—	25,142	—	—	2,763	—
Unvested Stock Options	—	—	—	—	5,250,254	—
Unvested Stock Awards	—	27,125	—	27,125	27,125	27,125
Disability Benefits	—	—	—	3,600,000	—	—
Life Insurance Benefits	—	—	—	—	2,154,000	—
Total	—	1,825,060	—	4,183,886	7,990,903	583,886

Mark A. Finestone(2)
Severance Pay	—	1,000,000	—	—	—	—
Annual Incentive	—	446,624	—	446,624	446,624	446,624
Benefits Continuation	—	21,637	—	—	2,763	—
Unvested Stock Options	—	—	—	—	3,879,070	—
Unvested Stock Awards	—	26,371	—	26,371	26,371	26,371
Disability Benefits	—	—	—	3,750,000	—	—
Life Insurance Benefits	—	—	—	—	1,000,000	—
Total	—	1,494,632	—	4,222,995	5,354,828	472,995

William W. Graves(2)
Severance Pay	—	1,000,000	—	—	—	—
Annual Incentive	—	446,624	—	446,624	446,624	446,624
Benefits Continuation	—	21,032	—	—	2,859	—
Unvested Stock Options	—	—	—	—	3,861,370	—
Unvested Stock Awards	—	18,835	—	18,835	18,835	18,835
Disability Benefits	—	—	—	3,540,000	—	—
Life Insurance Benefits	—	—	—	—	1,000,000	—
Total	—	1,486,491	—	4,005,459	5,329,688	465,459

Thomas B. Newbern(2)
Severance Pay	—	1,000,000	—	—	—	—
Annual Incentive	—	446,624	—	446,624	446,624	446,624
Benefits Continuation	—	25,142	—	—	2,763	—
Unvested Stock Options	—	—	—	—	3,879,070	—
Disability Benefits	—	—	—	4,290,000	—	—
Life Insurance Benefits	—	—	—	—	1,000,000	—
Total	—	1,471,766	—	4,736,624	5,328,457	446,624

(1)

Severance Pay, Bonus and Benefits Continuation amounts shown under the “Involuntary Termination Not for Cause” column reflect the terms of Mr. Rhodes’ Agreement described above. Unvested stock options are those outstanding, unvested stock options which will vest immediately upon the option holder’s death.

Unvested stock awards are shares under the Executive Stock Purchase Plan, which vest upon involuntary termination not for cause, disability, death or normal retirement. Annual Incentive is shown at actual annual incentive amount for the 2016 fiscal year; it would be prorated if the triggering event occurred other than on the last day of the fiscal year. Disability Benefits are benefits under Company-paid individual long-term disability insurance policy. Life Insurance Benefits are benefits under a Company-paid life insurance policy.

(2)	Severance Pay, Bonus and Benefits Continuation amounts shown under the “Involuntary Termination Not for Cause” column reflect payments to Mr. Giles, Mr. Finestone, Mr. Graves, and Mr. Newbern under the Severance and Non-Compete Agreements described above. Annual Incentive is shown at actual annual incentive amount for the 2016 fiscal year; it would be prorated if the triggering event occurred other than on the last day of the fiscal year. Benefits Continuation refers to medical, dental and vision benefits. Unvested stock options are those outstanding, unvested stock options which will vest immediately upon the option holder’s death. Unvested stock awards are share options under the Executive Stock Purchase Plan, which vest upon involuntary termination not for cause, disability, death or normal retirement. Disability Benefits are benefits under Company-paid individual long-term disability insurance policy. Life Insurance Benefits are benefits under a Company-paid life insurance policy.

Related Party Transactions

Our Board has adopted a Related Person Transaction Policy (the “Policy”) which requires the Audit Committee of the Board to review and approve or ratify all Related Person Transactions. The Audit Committee is to consider all of the available relevant facts and circumstances of each transaction, including but not limited to the benefits to the Company; the impact on a director’s independence in the event the Related Person is a director, an immediate family member of a director or an entity in which a director is a partner, shareholder or executive officer; the availability of other sources for comparable products or services; the terms of the transaction; and the terms available to unrelated third parties generally. Related Person Transactions must also comply with the policies and procedures specified in our Code of Ethics and Business Conduct and Corporate Governance Principles, as described below.

The Policy also requires disclosure of all Related Person Transactions that are required to be disclosed in AutoZone’s filings with the Securities and Exchange Commission, in accordance with all applicable legal and regulatory requirements.

A “Related Person Transaction” is defined in the Policy as a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) that occurred since the beginning of the Company’s most recent fiscal year in which the Company (including any of its subsidiaries) was, is or will be a participant and the amount involved exceeds $120,000 and in which any Related Person had, has or will have a direct or indirect material interest. “Related Persons” include a director or executive officer of the Company, a nominee to become a director of the Company, any person known to be the beneficial owner of more than 5% of any class of the Company’s voting securities, any immediate family member of any of the foregoing persons, and any firm, corporation or other entity in which any of the foregoing persons is employed or is a partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest.

Our Board has adopted a Code of Business Conduct (the “Code of Conduct”) that applies to the Company’s directors, officers and employees. The Code of Conduct prohibits directors and executive officers from engaging in activities that create conflicts of interest, taking corporate opportunities for personal use or competing with the Company, among other things. Our Board has also adopted a Code of Ethical Conduct for Financial Executives (the “Financial Code of Conduct”) that applies to the Company’s officers and employees who hold the position of principal executive officer, principal financial officer, principal accounting officer or controller as well as to the Company’s officers and employees who perform similar functions (“Financial Executives”). The Financial Code of Conduct requires the Financial Executives to, among other things, report any actual or apparent conflicts of interest between personal or professional relationships involving the Company’s management or any other Company employee with a role in financial reporting disclosures or internal controls. Additionally, our Corporate Governance Principles require each director who is faced with an issue that presents, or may give the appearance of presenting, a conflict of interest to disclose that fact to the Chairman of the Board and the Secretary, and to refrain from participating in discussions or votes on such issue unless a majority of the Board determines, after consultation with counsel, that no conflict of interest exists as to such matter.

We have concluded there are no material Related Party Transactions or agreements that were entered into during the fiscal year ended August 27, 2016, and through the date of this proxy statement requiring disclosure under these policies.

Equity Compensation Plans

Equity Compensation Plans Approved by Stockholders

Our stockholders have approved the Amended and Restated AutoZone, Inc. 2011 Equity Incentive Award Plan, the AutoZone, Inc. 2011 Equity Incentive Award Plan, the 2006 Stock Option Plan, the 1996 Stock Option Plan, the Employee Stock Purchase Plan, the Executive Stock Purchase Plan, the 2003 Director Compensation Plan and the 2003 Director Stock Option Plan.

Equity Compensation Plans Not Approved by Stockholders

The AutoZone, Inc. Second Amended and Restated Director Compensation Plan was approved by the Board, but was not submitted for approval by the stockholders as then permitted under the rules of the New York Stock Exchange. This plan was terminated in December 2002 and was replaced by the 2003 Director Compensation Plan, after the stockholders approved it. No further grants can be made under the terminated plan. However, any grants made under this plan will continue under the terms of the grant made. Only treasury shares are issued under the terminated plans.

Under the Second Amended and Restated Director Compensation Plan, a non-employee director could receive no more than one-half of the annual retainer and meeting fees immediately in cash, and the remainder of the fees were taken in common stock or deferred in stock appreciation rights.

Summary Table

The following table sets forth certain information as of August 27, 2016, with respect to compensation plans under which shares of AutoZone common stock may be issued.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column)
Equity compensation plans approved by security holders	1,794,366	428.72	1,583,764
Equity compensation plans not approved by security holders	7,284	38.18	—
Total	1,801,650	$425.44	1,583,764

Section 16(a) Beneficial Ownership Reporting Compliance

Securities laws require our executive officers, directors, and beneficial owners of more than ten percent of our common stock to file insider trading reports (Forms 3, 4, and 5) with the Securities and Exchange Commission and the New York Stock Exchange relating to the number of shares of common stock that they own, and any changes in their ownership. To our knowledge, all persons related to AutoZone that are required to file these insider trading reports have filed them in a timely manner. Copies of the insider trading reports can be found on the AutoZone corporate website at www.autozoneinc.com.

STOCKHOLDER PROPOSALS FOR 2017 ANNUAL MEETING

Stockholder proposals for inclusion in the Proxy Statement for the Annual Meeting in 2017 must be received by June 26, 2017. In accordance with our By-Laws, stockholder proposals received after August 16, 2017, but by September 15, 2017, may be presented at the Annual Meeting, but will not be included in the Proxy Statement. Any stockholder proposal received after September 15, 2017, will not be eligible to be presented for a vote to the stockholders in accordance with our By-Laws. Any proposals must be mailed to AutoZone, Inc., Attention: Secretary, Post Office Box 2198, Dept. 8074, Memphis, Tennessee 38101-2198.

ANNUAL REPORT

A copy of our Annual Report is being mailed with this Proxy Statement to all stockholders of record.

By order of the Board of Directors,

Kristen C. Wright Secretary

Memphis, Tennessee

October 24, 2016

EXHIBIT A

AUTOZONE, INC.

SIXTH AMENDED AND RESTATED

EXECUTIVE STOCK PURCHASE PLAN

AUTOZONE, INC., a corporation organized under the laws of the State of Nevada, by resolution of its Board of Directors on October 2, 2001, adopted the AutoZone, Inc. Executive Stock Purchase Plan (the “Plan”), subject to the approval of the Plan by the stockholders of the Company as provided in the Plan. The Plan was approved by the stockholders on December 13, 2001. The Plan was subsequently Amended and Restated by the Board’s Compensation Committee, acting pursuant to authority provided in the Plan, on July 11, 2002, December 10, 2003 and December 14, 2005. On September 26, 2006, the Board’s Compensation Committee adopted a further Amendment and Restatement of the Plan, subject to the approval by the stockholders of the Company to extend the term of the Plan until September 25, 2016. The Plan as so amended was approved by the stockholders on December 13, 2006. The Plan was subsequently Amended and Restated by the Compensation Committee, effective as of July 1, 2012. The Board’s Compensation Committee desires to further amend and restate the Plan, effective September 21, 2016, subject to the approval by the stockholders of the Company, to extend the term of the Plan until January 1, 2026.

The purposes of the Plan are as follows:

(1) To assist selected employees of the Company or of a Parent or Subsidiary of the Company in acquiring a stock ownership interest in the Company above the maximum amount of stock ownership interest allowable pursuant to the AutoZone, Inc. Sixth Amended and Restated Employee Stock Purchase Plan (the “ESPP”), or any successor thereto. The Plan is not intended to qualify as an “employee stock purchase plan” under Section 423 of the Internal Revenue Code of 1986, as amended.

(2) To help selected employees provide for their future security and to encourage them to remain in the employment of the Company or of a Parent or Subsidiary of the Company.

1.	DEFINITIONS

Whenever any of the following terms are used in the Plan with the first letter or letters capitalized, they shall have the meaning specified below unless the context clearly indicates to the contrary. The masculine pronoun shall include the feminine and neuter and the singular shall include the plural where the context so indicates:

(a) “Board” shall mean the Board of Directors of the Company.

(b) “Cause” shall mean the willful engagement by the employee in conduct which is demonstrably and materially injurious to the Company, monetarily or otherwise, as determined by the Committee.

(c) “Code” shall mean the Internal Revenue Code of 1986, as amended.

(d) “Committee” shall mean the Compensation Committee of the Board appointed to administer the Plan pursuant to paragraph 12.

(e) “Company” shall mean AutoZone, Inc., a Nevada corporation.

(f) “Date of Exercise” shall mean, with respect to any Option, (i) the March 31 of the Plan Year in which the Option was granted (in the case of an Option granted on January 1), (ii) the June 30 of the Plan Year in which the Option was granted (in the case of an Option granted on April 1), (iii) the September 30 of the Plan Year in which the Option was granted (in the case of an Option granted on July 1), or (iv) the December 31 of the Plan Year in which the Option was granted (in the case of an Option granted on October 1).

(g) “Date of Grant” shall mean the date upon which an Option is granted, as set forth in subparagraph 3(a).

(h) “Disability” shall mean a permanent and total disability within the meaning of Section 22(e)(3) of the Code, or such other definition as the Committee shall provide in its discretion.

(i) “Eligible Compensation” shall mean, with respect to a Plan Year (i) the Eligible Employee’s compensation for the fiscal year of the Company ending most recently before an election is made by the Eligible Employee to participate in the Plan, based on the base salary paid to the Eligible Employee during such fiscal year plus any annual incentive compensation paid (or accrued) for such fiscal year as of the date of the election to participate, if the Eligible Employee was employed by the Company for the full preceding fiscal year, or (ii) otherwise, the Eligible Employee’s annualized current base salary rate plus any annual incentive compensation accrued for the current fiscal year as of the date of the election to participate.

(j) “Eligible Employee” shall mean an employee of the Company and those of any present or future Parent or Subsidiary of the Company incorporated under the laws of a state of the United States of America who is selected by the Committee and designated in writing to be eligible to participate in the Plan.

(k) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(l) “Fair Market Value” shall mean: (i) the closing price of the Stock on the principal exchange on which the Stock is then trading, if any, on such date, or, if the Stock was not traded on such date, then on the next preceding trading day during which a sale occurred; or (ii) if such Stock is not traded on an exchange but is quoted on NASDAQ or a successor quotation system, (A) the last sales price (if the Stock is then listed as a National Market Issue under the NASD National Market System) or (B) the mean between the closing representative bid and asked prices (in all other cases) for the Stock on such date as reported by NASDAQ or such successor quotation system; or (iii) if such Stock is not publicly traded on an exchange and not quoted on NASDAQ or a successor quotation system, the mean between the closing bid and asked prices for the Stock on such date as determined in good faith by the Committee; or (iv) if the Stock is not publicly traded, the fair market value established by the Committee acting in good faith.

(m) “Form” shall mean either a paper form or a form on electronic media, prepared by the Company.

(n) “Option” shall mean an option granted under the Plan to an Eligible Employee to purchase shares of the Company’s Stock.

(o) “Option Period” shall mean with respect to any Option the period beginning upon the Date of Grant and ending upon the Date of Exercise.

(p) “Option Price” has the meaning set forth in subparagraph 4(b).

(q) “Parent of the Company” shall mean any corporation, other than the Company, in an unbroken chain of corporations ending with the Company if, at the time of the granting of the Option each of the corporations other than the Company owns stock possessing more than 50% of the total combined voting power of all classes of stock in one of the other corporations in such chain.

(r) “Participant” shall mean an Eligible Employee who has complied with the provisions of subparagraph 3(b).

(s) “Plan” shall mean the AutoZone, Inc. Executive Stock Purchase Plan, as amended from time to time. The Plan is currently known as the AutoZone, Inc. Sixth Amended and Restated Executive Stock Purchase Plan.

(t) “Plan Year” shall mean the calendar year beginning on January 1 and ending on December 31.

(u) “Restricted Share Option” shall mean an Option for Restricted Shares.

(v) “Restricted Share Option Price” has the meaning set forth in subparagraph 4(b)(i).

(w) “Restricted Shares” has the meaning set forth in subparagraph 4(c)(i).

(x) “Securities Act” shall mean the Securities Act of 1933, as amended.

(y) “Stock” shall mean shares of the Company’s common stock.

(z) “Subsidiary of the Company” shall mean any corporation other than the Company in an unbroken chain of corporations beginning with the Company if, at the time of the granting of the Option, each of the corporations other than the last corporation in the unbroken chain owns stock possessing more than 50% of the total combined voting power of all classes of stock in one of the other corporations in such chain.

(aa) “Unvested Share Option” shall mean an Option for Unvested Shares.

(bb) “Unvested Share Option Price” has the meaning set forth in subparagraph 4(b)(ii).

(cc) “Unvested Shares” has the meaning set forth in subparagraph 4(c)(ii).

2.	STOCK SUBJECT TO THE PLAN

Subject to the provisions of paragraph 9 (relating to adjustment upon changes in the Stock), the Stock which may be sold pursuant to options granted under the Plan shall not exceed in the aggregate 300,000 shares, and may be unissued shares or reacquired shares or shares bought on the market for purposes of the Plan.

3.	GRANT OF OPTIONS

(a) General Statement. While the Plan remains in force, the Company may offer Options under the Plan to all Eligible Employees. These Options may be granted four times each Plan Year on the January 1, the April 1, the July 1, or the October 1 of each Plan Year, or on such other days as may be determined by the Committee. The term of each Option shall be for three months and shall end on the March 31 (with respect to a January 1 Date of Grant), the June 30 (with respect to an April 1 Date of Grant), the September 30 (with respect to a July 1 Date of Grant), or the December 31 (with respect to an October 1 Date of Grant) of the Plan Year in which the Option is granted or for such other term or Date of Exercise as may be determined by the Committee. The Options are granted in consideration of past and future services to the Company. Each Option shall consist of a Restricted Share Option granted together with an Unvested Share Option, and exercise of an Option may only occur by exercising both the Restricted Share Option and the Unvested Share Option together. The number of shares of Stock subject to each Restricted Share Option shall be the quotient of (i) the aggregate compensation deductions authorized by each Participant in accordance with subparagraph 3(b) for the Option Period divided by (ii) the Restricted Share Option Price and rounded down to the nearest whole share. The number of shares of the Stock subject to each Unvested Share Option shall be the quotient of the number of shares subject to the Restricted Share Option for the Option Period divided by 5.66667 and rounded to the nearest whole share.

(b) Election to Participate; Compensation Deduction Authorization. An Eligible Employee may participate in the Plan only by deductions from regular payroll or bonus payments, on an after-tax basis. For each Plan Year beginning after the Effective Date, Eligible Employees may make elections to participate in the Plan with respect to each Option Period. An election to participate may only be made by delivering to the Company, before the beginning of an Option Period (and by such earlier administrative deadline as the Company may impose), the properly completed Form whereby the Eligible Employee gives notice of the election to participate in the Plan as of the next following Date of Grant. Each such election shall designate a stated dollar amount, in $5.00 increments, to be withheld from regular paychecks and/or bonus payments, as elected by the Eligible Employee, on an after-tax basis. The stated dollar amount may not be less than $5.00 with respect to a payroll period election or a bonus payment election, and the aggregate amount permitted to be so elected and withheld during any Plan Year may not in any event exceed 25% of the Eligible Employee’s Eligible Compensation with respect to such Plan Year. Unless otherwise specified by an Eligible Employee in his or her election, the Eligible Employee’s election to participate in the Plan for an Option Period will automatically remain in effect for subsequent Option Periods until the Eligible Employee makes a subsequent election satisfying the requirements described in this subparagraph changing or terminating the election, or withdraws from participation as provided by subparagraph 5(b).

(c) Changes in Compensation Deduction Authorization. The compensation deduction authorization referred to in subparagraph 3(b) may be changed only with respect to a subsequent Option Period by making a new election as described in subparagraph 3(b), except to the extent otherwise provided in paragraph 5 below.

4.	EXERCISE OF OPTIONS

(a) General Statement. Each Participant will be deemed to have exercised the Option on each Date of Exercise to the extent that the balance then in the Participant’s account under the Plan is sufficient to purchase at the Option Price whole shares of the Stock subject to the Option. The excess balance, if any, in a Participant’s account shall remain in the account and be available for the purchase of Stock on the following Date of Exercise.

(b) “Option Price” Defined. The option price per share of the Stock (the “Option Price”) to be paid by each Participant on each exercise of an Option shall be as follows:

(i) The Option Price to be paid by each Participant on each exercise of a Restricted Share Option (the “Restricted Share Option Price”) shall be an amount equal to 100% of the Fair Market Value of the Stock on the Date of Exercise.

(ii) The Option Price to be paid by each Participant on each exercise of an Unvested Share Option (the “Unvested Share Option Price”) shall be zero.

(c) Delivery of Shares.

(i) For the number of shares of Stock which are purchased upon the exercise of a Restricted Share Option (the “Restricted Shares”), upon the first anniversary of the applicable Date of Exercise and upon proper completion and submission of the proper Form to the Company, the Company shall deliver to the Participant such number of shares. The Restricted Shares shall not be transferable or assignable by the Participant prior to such first anniversary of the Date of Exercise, provided, however, that upon a Participant’s termination of employment with the Company prior to the first anniversary of the applicable Date of Exercise, upon the proper completion and submission of the proper Form to the Company, the Company shall deliver to such Participant (or Participant’s estate) such Restricted Shares and such transfer and assignment restrictions shall lapse.

(ii) For the number of shares of Stock which are purchased upon the exercise of an Unvested Share Option (the “Unvested Shares”), subject to the Participant’s continued employment with the Company except as provided below, on the first anniversary of the Date of Exercise and upon the proper completion and submission of the proper Form to the Company, the Company shall deliver to the Participant such number of shares. If a Participant experiences a termination of employment with the Company prior to the first anniversary of the Date of Exercise, except by reason of the Participant’s death, Disability, or termination by the Company without Cause, the Unvested Shares shall be forfeited and the Participant shall have no further interest in the Unvested Shares. Upon a Participant’s termination of employment with the Company by reason of the Participant’s death, Disability, or termination by the Company without Cause, the Unvested Shares shall be vested and upon the proper completion and submission of the proper Form to the Company, the Company shall deliver to such Participant (or Participant’s estate) the Unvested Shares.

(iii) In the event the Company is required to obtain from any commission or agency authority to issue any shares, the Company will seek to obtain such authority. The inability of the Company to obtain from any such commission or agency authority which counsel for the Company deems necessary for the lawful issuance of any such shares shall relieve the Company from liability to any Participant except to return the amount of the balance in the account in cash.

5.	WITHDRAWAL FROM PLAN PARTICIPATION

(a) Withdrawal from Participation. A Participant may terminate his or her election to have compensation withheld under the Plan and to withdraw from participation effective with respect to any future Option Period by making an election satisfying the requirements described in subparagraph 3(b).

(b) Withdrawal from Participation During an Option Period. A Participant may elect, during an Option Period, to terminate his or her election to have compensation withheld under the Plan and to withdraw from such participation for the remainder of the then current Option Period by providing to the Company notice of such withdrawal, in such form as the Company may require. As soon as administratively practicable following receipt and acceptance of such notice, the Company will stop the Participant’s compensation deductions under the Plan and refund to the Participant the amount of any balance in the Participant’s account under the Plan.

(c) Participation Following Withdrawal. An Eligible Employee who has previously withdrawn from participation in the Plan may participate again on any January 1, April 1, July 1 or October 1 thereafter as provided in paragraph 3(b) above.

(d) Stock Subject to Plan. Notwithstanding a Participant’s withdrawal from the Plan, any Stock acquired under the Plan shall remain subject to the terms of the Plan.

6.	TERMINATION OF EMPLOYMENT

If a Participant experiences a termination of employment during an Option Period, then participation in the Plan shall automatically terminate as of the date of the termination of employment. As soon as practicable after such a Participant’s termination of employment, the Company will refund the amount of the balance in that account under the Plan. Upon a Participant’s termination of employment under this subparagraph 6, any Option held by such Participant under the Plan shall terminate.

7.	RESTRICTION UPON ASSIGNMENT

No Option or interest or right therein or part thereof shall be liable for the debts, contracts or engagements of any Participant or any successor in interest, nor shall any Option be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means, whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and attempted disposition thereof shall be null and void and of no effect; provided, however, that nothing in this paragraph 7 shall prevent transfers by will or by the applicable laws of descent and distribution. Options may not be exercised to any extent except in accordance with the provisions of paragraphs 4 and 6 above.

8.	NO RIGHTS OF STOCKHOLDER UNTIL OPTION IS EXERCISED

With respect to shares of the Stock subject to an Option, a Participant shall not be deemed to be a stockholder of the Company, and shall not have any of the rights or privileges of a stockholder. A Participant shall have the rights and privileges of a stockholder of the Company when, but not until, an Option is exercised.

9.	CHANGES IN THE STOCK; ADJUSTMENTS OF AN OPTION

Whenever any change is made in the Stock or to Options outstanding under the Plan, by reason of stock dividend or by reason of division, combination or reclassification of shares, appropriate action will be taken by the Committee to adjust accordingly the number of shares of the Stock subject to the Plan and the number and the Option Price of shares of the Stock subject to the Options outstanding under the Plan.

10.	USE OF FUNDS; NO INTEREST PAID

All funds received or held by the Company under the Plan will be included in the general funds of the Company free of any trust or other restriction and may be used for any corporate purpose. No interest will be paid to any Participant or credited to any account under the Plan with respect to such funds.

11.	AMENDMENT OF THE PLAN; APPROVAL BY STOCKHOLDERS

The Committee may amend, suspend or terminate the Plan at any time and from time to time; provided, however, that approval by the vote of the holders of more than 50% of the shares of the Company’s Stock present in person or by proxy and entitled to vote at a meeting shall be required to amend the Plan (i) to increase the number of shares of Stock available under the Plan, (ii) to decrease the Option Price below a price computed in the manner stated in subparagraph 4(b), (iii) to materially alter the requirements for eligibility to participate in the Plan, or (iv) to modify the Plan in a manner requiring stockholder approval under the Code or the Exchange Act.

12.	ADMINISTRATION BY COMMITTEE; RULES AND REGULATIONS

(a) Administration. The Plan shall be administered by the Compensation Committee of the Board.

(b) Duties and Powers of Committee. It shall be the duty of the Committee to conduct the general administration of the Plan in accordance with its provisions. The Committee shall have the power to interpret the Plan and the Options and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret, amend or revoke any such rules. The Board shall have no right to exercise any of the rights or duties of the Committee under the Plan.

(c) Majority Rule. The Committee shall act by a majority of its members in office. The Committee may act either by vote at a meeting or by a memorandum or other written instrument signed by a majority of the Committee.

(d) Professional Assistance; Good Faith Actions. The Committee may employ attorneys, consultants, accountants, appraisers, brokers or other persons. The Committee, the Company and its officers and directors shall be entitled to rely upon the advice, opinions or valuations of any such persons. All actions taken and all interpretations and determinations made by the Committee in good faith shall be final and binding upon all Participants, the Company and all other interested persons. No member of the Committee shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or the Options, and all members of the Committee shall be fully protected by the Company in respect to any such action, determination or interpretation.

13.	NO RIGHTS AS AN EMPLOYEE

Nothing in the Plan shall be construed to give any person (including any Eligible Employee or Participant) the right to remain in the employ of the Company or a Parent or Subsidiary of the Company or to affect the right of the Company or a Parent or Subsidiary of the Company to terminate or change the terms and conditions of the employment of any person (including any Eligible Employee or Participant) at any time with or without cause.

14.	MERGER, ACQUISITION OR LIQUIDATION OF THE COMPANY

In the event of the merger or consolidation of the Company into another corporation, the acquisition by another corporation of all or substantially all of the Company’s assets or 80% or more of the Company’s then outstanding voting stock or the liquidation or dissolution of the Company, the Date of Exercise with respect to outstanding Options shall be the effective date of such merger, consolidation, acquisition, liquidation or dissolution unless the Committee shall, in its sole discretion, provide for the assumption or substitution of such Options.

15.	TERM

No Option may be granted during any period of suspension or after termination of the Plan, and in no event may any Option be granted under the Plan after January 1, 2026 unless extended by the Board of Directors of the Company.

16.	EFFECT UPON OTHER PLANS

The adoption of the Plan shall not affect any other compensation or incentive plans in effect for the Company or a Parent or Subsidiary of the Company. Nothing in this Plan shall be construed to limit the right of the Company or a Parent or Subsidiary of the Company (a) to establish any other forms of incentives or compensation for employees of the Company or a Parent or Subsidiary of the Company or (b) to grant or assume options otherwise than under this Plan in connection with any proper corporate purpose, including, but not by way of limitation, the grant or assumption of options in connection with the acquisition, by purchase, lease, merger, consolidation or otherwise, of the business, stock or assets of any corporation, firm or association.

17.	RULE 16b-3 RESTRICTIONS UPON DISPOSITIONS OF STOCK

The Plan is intended to conform to the extent necessary with all provisions of the Securities Act, and the Exchange Act and any and all regulations and rules promulgated by the Securities and Exchange Commission thereunder, including, without limitation, Rule 16b-3. Notwithstanding anything herein to the contrary, the Plan shall be administered, and Options shall be granted and may be exercised, only in such a manner as to conform to such laws, rules and regulations. To the extent permitted by applicable law, the Plan and Options granted hereunder shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.

18.	NOTICES

Any notice to be given under the terms of the Plan to the Company shall be addressed to the Company in care of its Secretary or any designee and any notice to be given to a Participant shall be addressed to Participant’s last address as reflected in the Company’s records and may be given either in writing or via electronic communication to the extent permitted by law. By a notice given pursuant to this paragraph, either party may hereafter designate a different address for notices to be given. Any notice which is required to be given to a Participant shall, if the Participant is then deceased, be given to the Participant’s personal representative if such representative has previously informed the Company of the representative status and address by notice under this paragraph. Any notice shall have been deemed duly given when received by the Company or when sent to a Participant by the Company to Participant’s last known mailing address or delivered to an electronic mailbox accessible by Participant as permitted by law.

19.	TITLES

Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of the Plan.

20.	TAX WITHHOLDING

(a) Payment of any sums required by federal, state or local tax law shall be withheld with respect to the issuance, vesting, exercise or payment of any Restricted Shares, Restricted Share Options, Unvested Shares or Unvested Share Options within the time limit as required by law for such payment. A Participant may elect to pay withholding taxes due upon the vesting of the Unvested Shares by having the Company withhold Unvested Shares that have vested and are issuable to such Participant as Stock (without restriction or risk of forfeiture).

(b) Notwithstanding any other provision of the Plan, the number of shares that may be withheld in order to satisfy the Participant’s federal and state income and payroll tax liabilities with respect to the vesting, exercise or payment of the Unvested Shares shall be limited to the number of shares that have a Fair Market Value on the date of withholding equal to the aggregate amount of such tax liabilities based on the withholding rates for federal and state tax income and payroll tax purposes that are applicable to such supplemental taxable income.

Electronic Voting Instructions
Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on December 14, 2016.

Vote by Internet
• Go to www.investorvote.com/AZO
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website

Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
• Follow the instructions provided by the recorded message

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. [x]

Annual Meeting Proxy Card

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed.

1. Election of Directors:	For	Against	Abstain		For	Against	Abstain
01 – Douglas H. Brooks	[ ]	[ ]	[ ]	02 – Linda A. Goodspeed	[ ]	[ ]	[ ]
03 – Sue E. Gove	[ ]	[ ]	[ ]	04 – Earl G. Graves, Jr.	[ ]	[ ]	[ ]
05 – Enderson Guimaraes	[ ]	[ ]	[ ]	06 – J. R. Hyde, III	[ ]	[ ]	[ ]
07 – D. Bryan Jordan	[ ]	[ ]	[ ]	08 – W. Andrew McKenna	[ ]	[ ]	[ ]
09 – George R. Mrkonic, Jr.	[ ]	[ ]	[ ]	10 – Luis P. Nieto	[ ]	[ ]	[ ]
11 – William C. Rhodes, III	[ ]	[ ]	[ ]

The Board of Directors recommends a vote FOR Proposals 2, 3 and 4.

	For	Against	Abstain
2. Ratification of Ernst & Young LLP as independent registered public accounting firm for the 2017 fiscal year.	[ ]	[ ]	[ ]
3. Approval of the AutoZone, Inc. Sixth Amended and Restated Executive Stock Purchase Plan.	[ ]	[ ]	[ ]
4. Approval of advisory vote on executive compensation.	[ ]	[ ]	[ ]
5. In the discretion of the proxies named herein, upon such other matters as may properly come before the meeting.

B Non-Voting Items

Change of Address — Please print new address below.	Meeting Attendance Mark box to the right if you plan to attend the Annual Meeting. [ ]

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 – Please keep signature within the box.	Signature 2 – Please keep signature within the box.

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — AutoZone, Inc.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY FOR THE ANNUAL MEETING OF STOCKHOLDERS

I hereby appoint Kristen C. Wright and Kevin A. Williams, and each of them, as proxies, with full power of substitution to vote all shares of common stock of AutoZone, Inc., which I would be entitled to vote at the Annual Meeting of AutoZone, Inc., to be held at the J. R. Hyde III Store Support Center, 123 South Front Street, Memphis, Tennessee, on Wednesday, December 14, 2016, at 8:00 a.m. CST, and at any adjournments, on proposals 1, 2, 3 and 4 as I have specified, and in their discretion on other matters as may come before the meeting.

This proxy when properly executed will be voted in the manner directed on the reverse side. If no direction is made, this proxy will be voted FOR the election of the directors nominated by the Board of Directors and FOR proposals 2, 3 and 4.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

SEE REVERSE SIDE